SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) February 28, 2000
               -----------------------------------------------------

                         UNIROYAL TECHNOLOGY CORPORATION
               -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
               ------------------------------------------------------
                 (State of other jurisdiction of incorporation)



                               0-20686 65-0341868
                          -------------------------
            (Commission File Number)(IRS Employer Identification No.)



                       Two North Tamiami Trail, Suite 900
                             Sarasota, Florida 34236
                ------------------------------------------------------
               (Address of principal executive offices)(Zip Code)


        Registrant's telephone number, including area code (941) 366-2100
                -------------------------------------------------------


         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

                                    Item 5. Other Events.
                            --------------------------------------
         Pursuant to an Asset Purchase Agreement dated as of December 24, 1999, among Spartech Corporation ("Spartech"), High Performance Plastics, Inc. ("HPPI"), Uniroyal HPP Holdings, Inc. and Uniroyal Technology Corporation (the "Company"), HPPI, a wholly owned subsidiary of the Company, sold substantially all of its assets to Spartech for approximately $216 million in cash. The transaction was closed on February 28, 2000. Copies of the Asset Purchase Agreement, without exhibits, and the Amendment to Asset Purchase Agreement are appended to this report as Exhibit 10.51. Unaudited pro forma condensed financial information is appended to this report as Appendix A.

Item 7.  Exhibits

Table                                                           Exhibit
Item No.                    Exhibit Description                  Number
------------               ------------------------
------------------
                      Asset Purchase Agreement dated as of
                      December 24, 1999, among Spartech
                      Corporation, High Performance
                      Plastics, Inc., Uniroyal HPP Holdings,
10                    Inc. and Uniroyal Technology Corporation   10.51

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         UNIROYAL TECHNOLOGY CORPORATION



                         By:              /s/ Oliver J.Janney
                                     ----------------------------------
                                         Oliver J. Janney
                                          Executive Vice President, General
                                          Counsel and Secretary
Dated: March 14, 2000

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT dated as of the 24th day of December, 1999 is made between Spartech Corporation, a Delaware corporation ("Buyer"),and High Performance Plastics,Inc., a Delaware corporation ("Seller"), Uniroyal HPP Holdings, Inc., a Delaware corporation ("Holdings"), and Uniroyal Technology Corporation, a Delaware corporation ("Uniroyal").

WHEREAS, Seller carries on the Business and is willing to sell the Purchased Assets to Buyer, and Buyer is willing to purchase the Purchased Assets and to assume the Assumed Liabilities, all on the terms and subject to the conditions set out in this Agreement; and

WHEREAS, Holdings owns all of the capital stock of Seller, and Uniroyal owns all of the capital stock of Holdings, and Buyer is therefore requiring that Holdings and Uniroyal become parties to this Agreement; and in consideration of their interest in Seller and the benefits to be derived by them from the transactions set forth herein, Holdings and Uniroyal are willing to become parties to this Agreement;

THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                     ARTICLE 1. PURCHASE AND SALE OF ASSETS

1.1 Agreement to Purchase and Sell. At the Closing, subject to the terms and conditions of this Agreement, Seller shall sell and Buyer shall purchase the Purchased Assets; and Buyer shall assume the Assumed Liabilities. Buyer shall not purchase any of the Excluded Assets nor assume any liability which is not an Assumed Liability. The Purchased Assets shall be transferred to Buyer free and clear of any and all Liens other than Permitted Liens.

1.2 Amount of Purchase Price. The purchase price payable by Buyer to Seller for the Purchased Assets (the "Purchase Price") shall be equal to the sum of:

        (i) Two Hundred Seventeen Million Five Hundred Thousand Dollars ($217,500,000); plus

        (ii) Any amount by which Seller's Net Working Capital as of the Effective Time exceeds Seller's Net Working Capital as of September 26, 1999; less

        (iii) Any amount by which Seller's Net Working Capital as of September 26, 1999 exceeds Seller's Net Working Capital as of the Effective Time; less

        (iv) The amount of any capital expenditures related to the Polycast Consolidation which have not been made as of the Effective Time.

The Purchase Price shall also be subject to any other adjustments provided for herein.

1.3 Determination of Estimated Purchase Price. As of a date selected by Seller which is not less than ten (10) days prior to the Closing Date, Seller shall prepare its best estimate of the amount which would be the Purchase Price if the Closing had occurred on such selected date, based on the information reasonably available to Seller at the time of such estimated calculation (the "Estimated Purchase Price"), and shall provide Buyer not less than ten (10) days prior to the Closing Date with a written report reflecting such estimated calculation, together with supporting documentation.

1.4     Payment of Purchase Price.  The Purchase Price shall be paid as follows:

        (i) The Estimated Purchase Price, less $5,000,000, shall be paid to or as directed by Seller at the Closing, by wire transfer or transfers to such accounts as Seller may direct. Seller shall provide Buyer with account information for all wire recipients at least two Business Days before the Closing Date.

        (ii) The balance of the Purchase Price (subject to any subsequent adjustments provided for herein) shall be paid to or as directed by Seller, by wire transfer or transfers to such accounts as Seller may direct (on at least two Business Days' notice to Buyer), not more than two Business Days after the final determination of the Purchase Price in accordance with Section
                1.5. If the Purchase Price as finally determined is more than $5,000,000 below the Estimated Purchase Price, Seller shall remit the difference to Buyer by wire transfer to such account as Buyer may direct (on at least two Business Days' notice to Buyer), not more than two Business Days after the final determination of the Purchase Price.

1.5     Determination of Net Working Capital and Final Purchase Price.

(a) Except as may be otherwise expressly provided for in this Agreement, the determinations of Net Working Capital and the resulting final determination of the Purchase Price shall be made consistent with the following procedures:

        (i) Inventories as of the Effective Time shall be based on an actual physical inventory count and valuation of each item of inventory, conducted by representatives of Seller (assisted by the
                Transferred Employees) during the two days immediately after the Closing Date. Representatives of Buyer shall be allowed to attend and participate in verifying and reviewing the physical count and valuation of all items. Inventories shall be valued according to Seller's historical valuation standards, which approximate the lower of cost or market on a first-in,first-out basis consistent with prior periods, and shall be net of all appropriate valuation reserves (including but not necessarily limited to obsolescence, write-down, variance and replacement and adjustment reserves), which shall be at least as sufficient at the Closing Date as at September 26, 1999. Each Party shall bear its own costs and expenses incurred in connection with the physical inventory count and valuation.

        (ii) Current Assets shall not include any deferred taxes or other deferred costs or any book vs. tax adjustments.

        (iii) A reserve for doubtful accounts will be established consistent with Seller's actual knowledge at Closing and otherwise consistent with Seller's historical experience, but the reserve shall not be a lower percentage of accounts receivable than the percentage which the reserve reflected in Seller's September 26, 1999 audited financial statements bears to Seller's September 26, 1999 accounts receivable.

        (iv) Prepaid insurance will not be included unless the underlying policies are assumed by Buyer.

        (v) Customer-Owned Inventory shall be reflected on a schedule to the Closing Report; and the Closing Report shall reflect a liability in an amount equal to the excess (if any) of (A) the amount of Customer-Owned Inventory which should be in Seller's possession at the Closing Date, based on all available information, over (B) the Customer-Owned Inventory on hand at the Closing Date as shown on such schedule.

        (vi) Net Working Capital shall reflect prepaid or accrued rent and other lease payments, and prorations of utilities and similar items with respect to the Premises Leases customarily prorated in sales of real property or assignments of leases, with Seller responsible for such items through the Closing Date and Buyer responsible for such items after the Closing Date.

(b) As soon as practicable, and in any event within 60 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Closing Report") showing in line item detail, with supporting schedules, the calculations of Net Working Capital as of September 26, 1999 and as of the Effective Time and the resulting final calculation of the Purchase Price (subject to Section 1.6 and any indemnification payments under Article 6).

(c) Until the date of delivery of the Closing Report, Buyer will give Seller and its agents and representatives such assistance and access to the Books and Records as Seller and its agents and representatives may reasonably request in order to enable them to prepare the Closing Report.

(d) The Closing Report shall be conclusive of the amount of Net Working Capital and the receipts and disbursements of funds made in respect of the Purchased Assets and the Assumed Liabilities on the Closing Date, and shall be final and binding upon the Parties unless Buyer gives to Seller a notice of objection to any matter stated in the Closing Report not later than 30 days after the date on which the Closing Report was delivered to Buyer.

(e) If Buyer gives a notice of objection pursuant to Section 1.5(d), then Seller and Buyer shall consult with each other with respect to the objection. If they are unable to reach agreement within 15 days after the notice of objection has been given, then the dispute shall be resolved by the national accounting firm of Ernst & Young LLP (the "Accountant"). The resolution of the dispute by the Accountant will be final and binding on the Parties. The fees and expenses of the Accountant, unless otherwise agreed by the Parties, will be borne equally by Seller and Buyer.

1.6     Adjustment for Uncollected Receivables.

(a) Buyer shall use reasonable commercial efforts to collect the purchased Receivables for a period of 90 days after the Closing Date. Unless otherwise specified by the debtor, any amounts collected by Buyer from an account debtor shall be applied to the debtor's oldest invoice first.

(b) Subject to the limitations set out in Section 1.6(c), any purchased Receivables not fully collected by Buyer by 90 days after the Closing Date shall thereupon, unless Buyer and Seller agree otherwise, be reassigned to Seller for a price equal to the full face value of such Receivables on the Closing Date less any amounts collected in respect thereof and less any unused reserve for doubtful accounts taken into account in determining Net Working Capital. The Purchase Price shall be reduced by the price of the reassigned Receivables and either the reduction shall be accounted for in the final settlement pursuant to
Section 1.4, if that has not yet occurred, or if that settlement has occurred the amount of the reduction shall be refunded to Buyer in the same manner provided in Section 1.4(ii). All reassigned Receivables shall become the property of Seller, and Buyer shall deliver to Seller promptly after receipt thereof by Buyer any payments received by Buyer on account of any reassigned Receivable.

(c) Seller shall not be required to repurchase pursuant to Section 1.6(b) Receivables having, in the aggregate, a face amount exceeding the sum of $200,000 plus the unused reserve for doubtful accounts.

1.7 Reconciliation of Accounts. The Parties agree that, conditional upon the Closing, the benefits from the Purchased Assets and liability for costs arising from the Assumed Liabilities shall be deemed to have passed to Buyer as of the Effective Time. Receipts and disbursements received and made on the Effective Date shall be for the account of Seller. Seller shall record and keep accounts of all such receipts and disbursements.

                    ARTICLE 2. REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller, Holdings and Uniroyal. As a material inducement to Buyer entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Buyer is entering into this Agreement in reliance upon the representations and warranties set out in this Section 2.1, Seller, Holdings and Uniroyal jointly and severally represent and warrant to Buyer as follows:

(1) Incorporation and Power. Seller is a corporation duly organized and validly existing under the corporation laws of the State of Delaware. Seller is duly qualified to carry on the Business in every jurisdiction in which the nature of the Business requires such qualification and in which failure to be qualified could have a material adverse effect on the Business or the Purchased Assets. Seller has filed all annual registration, franchise tax or similar reports required to be filed under the laws of the jurisdictions of its incorporation and qualification. Seller has the requisite corporate power and authority to own and operate the Business, to enter into this Agreement and all the other agreements and instruments to be executed by it as contemplated by this Agreement (the "Related Documents") and to carry out its obligations under this Agreement and the Related Documents. Schedule 2.1(1) contains a copy of Seller's Certificate of Incorporation, certified by the Secretary of State of Delaware, a copy of Seller's Bylaws as currently in effect, certified as true, complete and correct by Seller's Secretary, and lists of Seller's officers and directors, certified true, complete and correct by Seller's President and Secretary. Holdings is the sole owner of Seller's capital stock, and Uniroyal is the sole owner of Holdings' capital stock.

 (2) Due Authorization. The execution and delivery of this Agreement and the Related Documents and the completion of the transactions contemplated by this Agreement and the Related Documents have been duly authorized by all required votes or written consents of the boards of directors of Seller, Holdings and Uniroyal and of the shareholders of Seller and Holdings. No vote or written consent of the shareholders of Uniroyal is required to approve or validate the transactions contemplated by this Agreement or the Related Documents.

(3) Enforceability of Obligations. This Agreement constitutes, and when executed as contemplated by this Agreement the Related Documents to be executed by Seller, Holdings or Uniroyal will constitute, valid and binding obligations of Seller, Holdings and Uniroyal enforceable against each of them in accordance with their respective terms.

(4) Title to and Sufficiency of Purchased Assets. Except as set out on Schedule 2.1(4), Seller has valid and marketable title to all the Purchased Assets, free and clear of any and all Liens except Permitted Liens. Schedule 2.1(4) also lists or otherwise identifies with reasonable particularity all Purchased Assets which are subject to Liens which will be discharged at Closing together with the Person holding each such Lien. Except for the Excluded Assets, the Purchased Assets together with the rights being acquired by Buyer under the Assigned Contracts include all assets associated with the Business as currently conducted. Schedule 2.1(4) sets out a complete and accurate list of all locations where Purchased Assets are located, including a brief description of the Purchased Assets at each location. Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favor of any Person for the purchase from Seller of the Business or of any of the Purchased Assets outside the ordinary course of the Business.

        (5)    Real Property.

        (i) Schedule 2.1(5) lists each parcel of Real Property, including the street address and a general description of the use thereof in the Business, and the interest owned therein if less than fee simple absolute. Seller has good and marketable title to the Real Property free and clear of all Liens except Permitted Liens.

        (ii) Except as set out in Schedule 2.1(5), the Real Property and the current use thereof by Seller comply with Applicable Law in all material respects, and no notice of violation of any Applicable Law or of any covenant, restriction or easement affecting the Real Property or with respect to the use or occupancy of the Real Property has been given by any governmental authority having jurisdiction over the Real Property or by any other Person entitled to enforce the same.

        (iii) There are no existing or, to the Best Knowledge of Seller, any proposed or contemplated condemnation proceedings that would result in the taking of all or any part of the Real Property or that would adversely affect the current use of the Real Property.

        (iv) To the Best Knowledge of Seller, the Improvements on each parcel of Real Property are located wholly within the boundaries of such parcel, and do not encroach upon any registered or unregistered easement or right-of-way affecting the Real Property; and to the Best Knowledge of Seller, there is no encroachment onto the Real Property by buildings or improvements owned by the owners of adjoining lands.

        (v) To the Best Knowledge of Seller, the Improvements on each parcel of Real Property have been constructed in a good and workmanlike manner in compliance with Applicable Law, all amounts for labor and materials relating to the construction and repair of the Improvements have been paid in full, and except for Permitted Liens no one has a right to file a construction, mechanics or similar lien in respect of the payment of such amounts.

        (vi) With respect to each parcel of Real Property, all Taxes with respect to the Real Property which are due have been paid in full, and there are no local improvement charges or special levies outstanding in respect of the Real Property nor has Seller received any notice of proposed local improvement charges or special levies.

        (vii) To the Best Knowledge of Seller, all utilities required for the normal operation of the Business from the Real Property connect into the Real Property in accordance with valid registered easements and are sufficient for the operation of the Real Property for purposes of the Business.

        (viii) None of the Real Property or the Improvements thereon has been designated as a historic site or building pursuant to Applicable Law, and to the Best Knowledge of Seller the Real Property is not designated for regulation by any conservation authority pursuant to Applicable Law.

(6)     Leased Premises.

        (i) Schedule 2.1(6) lists each of the Leased Premises, including the street address and a general description of the use thereof in the Business.

        (ii) Schedule 2.1(6) also includes a copy of each of the Premises Leases, together with all amendments thereto. Each Premises Lease is in full force and effect, unamended by oral or written agreement except as set out in Schedule 2.1(6), and Seller is entitled to the full benefit and advantage of such Premises Lease in accordance with the terms thereof. Each Premises Lease is in good standing and there has not been any material default, or any act or omission which upon notice or with the passage of would constitute a material default, under any Premises Lease nor is there any dispute between Seller and any landlord under any of the Premises Leases. None of the Premises Leases has been assigned by Seller in favor of any Person and Seller has full right, title and authority to assign the Premises Leases to Buyer subject to the consents of the lessors as set out in Exhibit 2.1(16).


        (iii) Except as set out in Schedule 2.1(6), the current uses of the Leased Premises by Seller comply with Applicable Law in all material respects. No notice of violation of any Applicable Law or of any covenant, restriction or easement affecting the Leased Premises or with respect to the use or occupancy of the Leased Premises has been given to Seller by any governmental authority having jurisdiction over the Leased Premises or by any other Person entitled to enforce the same.

        (iv) To the Best Knowledge of Seller, there are no existing or proposed or contemplated condemnation proceedings that would result in the taking of all or any part of the Leased Premises or that would adversely affect the current use of the Leased Premises.

        (v) To the Best Knowledge of Seller, the Improvements occupied by Seller in any Leased Premises have been constructed in a good and workmanlike manner in compliance with Applicable Law, all amounts for labor and materials relating to the construction and repair of such Improvements have been paid in full, and except for Permitted Liens no one has a right to file a construction, builders, mechanics or similar lien against such Improvements.

        (vi) To the Best Knowledge of Seller, all Taxes with respect to the Leased Premises which are due have been paid in full, and there are no local improvement charges or special levies outstanding in respect of the Leased Premises nor has Seller received any notice of proposed local improvement charges or special levies.

        (vii) To the Best Knowledge of Seller, all utilities required for the normal operation of the Business from the Leased Premises connect into the Leased Premises through adjoining public highways or, if they pass through adjoining private land, do so in accordance with valid registered easements and are sufficient for the operation of the Leased Premises for purposes of the Business.

        (viii) To the Best Knowledge of Seller, none of the Improvements has been designated as an historical site or building pursuant to Applicable Law, and none of the Leased Premises are designated for regulation by any conservation authority pursuant to Applicable Law.

(7) Personal Property. Schedule 2.1(7) lists, by location, each item of Personal Property which as of November 28, 1999 had a book value in the accounting records of Seller of more than $25,000 or is otherwise material to the Business. All Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

(8)     Personal Property Leases.  Schedule 2.1(8):
                                   ---------------

        (i) Lists all of the Personal Property Leases, the lessor thereof, and the property subject thereto;

        (ii) Specifically identifies all of the Financing Leases (all of which will be paid off by the Closing);

        (iii) Specifically and separately identifies all of the other Personal Property Leases which cannot be terminated by Seller without liability at any time upon less than 30 days' notice or which involve payment by Seller in the future of more than $25,000, and

        (iv) Includes a copy of each of such Personal Property Leases which is not a Financing Lease.

Each Personal Property Lease is in full force and effect and has not been amended except as set out in Schedule 2.1(8), and Seller is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Each Personal Property Lease is in good standing and there has not been any default by any party under any Personal Property Lease nor any dispute between Seller and any other party under any Personal Property Lease.

(9)     Contracts.  Schedule 2.1(9):
                    ---------------

        (i) Lists and briefly describes all Material Contracts not included in Schedule 2.1(6), Schedule 2.1(8), Schedule 2.1(22) or Schedule 2.1(23), provided that individual purchase or release orders need not be listed if they are subject to a blanket purchase or supply agreement which is listed and described;

        (ii)   Separately lists and briefly describes all Excluded Contracts;
                and

        (iii) Includes a copy of each written Material Contract, including all amendments thereto, and a written description of the material terms of any oral Material Contract, including all amendments thereto.

Seller is not in default (and to the Best Knowledge of Seller there has not been a default by any other party) under any Material Contract, and to the Best Knowledge of Seller there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute such a default. Except as set out in Schedule 2.1(9), each Material Contract is in full force and effect, unamended by written or oral agreement, and Seller is entitled to the full benefit and advantage of each Material Contract in accordance with the terms of each Material Contract. There are no open purchase or sales orders other than those entered into in the ordinary course of the Business.

(10) Receivables. Schedule 2.1(10) is a list of all Receivables by debtor, due date or aging, and dollar amount, as of November 28, 1999, which list will be updated at Closing to a specified date not more than ten (10) days prior to the Closing Date. All Receivables are valid obligations which arose in the usual, ordinary and customary course of business. Except as set out in Schedule 2.1(10), none of the Receivables is due from an Affiliate or other Person with whom Seller does not deal at arm's length. To the Best Knowledge of Seller, the amounts of Receivables set out in Seller's books are not overstated and there exist no facts or circumstances (other than general economic conditions) which could reasonably be expected to result in any material increase in the uncollectability of the Receivables if pursued with good faith diligent efforts.
Schedule 2.1(10) also lists all Seller's known bad debts.

(11) Payables.  Schedule 2.1(11) is a list of (i) all trade accounts payable and
(ii) all other accounts payable, by creditor, due date or aging, and dollar amount, as of November 28, 1999, which list will be updated at Closing to a specified date not more than ten (10) days prior to the Closing Date. All accounts payable are valid obligations which arose in the usual, ordinary and customary course of business, and except as set out in Schedule 2.1(11), to the Best Knowledge of Seller the accounts payable are not subject to any known defenses, set-offs or counterclaims. Schedule 2.1(11) also lists separately (i) all accounts payable that are due to an Affiliate and (ii) all accounts payable that are due to any other Person other than an Affiliate with whom Seller does not deal at arm's length. To the Best Knowledge of Seller, the amounts of accounts payable set out in Seller's books are not understated. No failure by Seller to pay its accounts payable in full will subject Buyer to claims under any bulk sales laws, cause any creditor of Seller to attempt to induce Buyer to pay any such unpaid account payable to such creditor as a condition of such creditor's willingness to continue doing business with such creditor after the Closing, or otherwise interfere with or adversely affect Buyer's conduct of the Business after the Effective Time.

(12) Inventories. Except as set out in Schedule 2.1(12), the Inventories consist of items of a quality and quantity usable and saleable in the ordinary course of business and are valued in accordance with GAAP. All items included in the Inventories are owned by Seller. No items included in the Inventories are held by Seller on consignment from others or have been pledged as collateral except pursuant to Permitted Liens.

(13)    Intellectual Property.

        (i)    Schedule 2.1(13) lists all issued patents, patents pending, and
               ----------------
               registered and unregistered trade names and trademarks Related to the Business, and all other registrations and applications for registration of the Intellectual Property, by jurisdiction and with applicable filing, renewal and expiration dates and other payment due dates. All the registrations and applications for registration of the Intellectual Property are valid and subsisting in good standing and are recorded in the name of Seller. No application for registration of any of the Intellectual Property currently used in the Business has been rejected. No registration of any of the Intellectual Property currently used in the Business has been terminated or has lapsed or expired.

        (ii) Except as set out in Schedule 2.1(13), Seller is the only owner of the Intellectual Property and is entitled to the exclusive and uninterrupted use of the Intellectual Property without payment of any royalty or other fees. No shareholder, officer, director or employee of Seller or any third party has any right, title or interest in any of the Intellectual Property.

        (iii) Seller has diligently protected its legal rights to the exclusive use of the Intellectual Property.

        (iv) All of Seller's permissions and licenses currently in effect to use the industrial or intellectual property of other Persons in the Business are disclosed in Schedule 2.1(13). Seller is not currently permitting or licensing any Person to use any of the Intellectual Property except as disclosed in Schedule 2.1(13). All licenses referred to in Schedule 2.1(13) are in full force and effect and neither Seller nor the other party is in default of its obligations.

        (v) Except as set out in Schedule 2.1(13): (A) no Person has challenged the validity of any registrations for the Intellectual Property or Seller's rights to any of the Intellectual Property, (B) to the Best Knowledge of Seller, neither the use of the Intellectual Property nor the conduct of the Business has infringed or currently infringes upon the industrial or intellectual property rights of any other Person,
                (C) to the Best Knowledge of Seller, no other Person has infringed Seller's rights to the Intellectual Property, and
                (D) there is no governmental prohibition or restriction on the use of the Intellectual Property.

(14)    Data Processing. Schedule 2.1(14) sets out:


        (i) A brief description of Seller's computer equipment and associated peripheral devices and the related operating and application systems and other software owned, leased or licensed by Seller and used by it in connection with the Business other than off-the-shelf personal computer software subject to transferable licenses (together, the "Data Processing System");

        (ii) A description of the ownership, management and control of the Data Processing System and the employment of the staff related thereto as among Seller, Holdings and Uniroyal, and a description of any agreement or arrangement between Seller and Holdings or Uniroyal pertaining to the use, management, control or staffing of the Data Processing System, including a copy of all written agreements; and

        (iii) A list of all other agreements or arrangements, including warranties, leases and licenses and any agreement or arrangement with any other Person, relating to the Data Processing System.

        Except as set out in Schedule 2.1(14),  Holdings and Uniroyal do not own
               or have any interest in the Data Processing System. The Data Processing System adequately meets the data processing needs of the Business and operations of Seller as presently conducted. Seller has taken appropriate action by instruction, agreement or otherwise with its Employees or other persons permitted access to system application programs and data files used in the Data Processing System to protect against unauthorized access, use, copying, modification, theft and destruction of such programs and files, including the use of login passwords to access system application programs and data files used in the Data Processing System. Seller has arranged for back-up data processing services adequate to meet the data processing needs of the Business in the event the Data Processing System or any of its components is rendered temporarily or permanently inoperative as a result of a natural or other disaster, as described in Schedule 2.1(14). The Data Processing System has been tested for "Year 2000" compliance, the results of which testing are set out in Schedule 2.1(14), and to the Best Knowledge of Seller, except as set out in Schedule 2.1(14) the Data Processing System is "Year 2000" compliant. Seller has received no information that any of the principal customers, suppliers, utilities or transportation service providers of the Business anticipates any material "Year 2000"-related delays or interruptions in such Person's business, or in such Person's ability to carry on its normal business with Seller with respect to the Business, as a result of the "Year
               2000" transition. Seller has not experienced any "Year 2000"-related delays or interruptions in the Business which have had any material adverse effect on the Business or the Purchased Assets.

(15) Licenses and Permits. Schedule 2.1(15) lists all the Licenses and Permits and identifies the ones that by their terms are not transferable. Seller holds all Licenses and Permits free and clear of any and all Liens. All Licenses and Permits, including details as to whether or not such Licenses and Permits are transferable, are described in Schedule 2.1(15). Such rights are in full force and effect, and to the Best Knowledge of Seller, Seller is not in violation of any term or provision or requirement of any such Licenses and Permits, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any License or Permit.

(16) Consents and  Approvals.  Except for the Consents and  Approvals  listed in
Schedule 2.1(16), no consent of or approval by any Person is required in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.

(17) Notices. Except for the notices listed in Schedule 2.1(17), the notices required to secure the Consents and Approvals listed in Schedule 2.1(16), and the required notification under the HSR Act, no notice is required to be delivered by Seller to any Person by Seller in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.

(18) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Seller and the completion (with any required Consents and Approvals) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

        (i) A default, breach or violation, or an event that with notice or lapse of time or both would be a default, breach or violation, of any of the terms, conditions or provisions of Seller's certificate of incorporation or by-laws or of any Contract or License or Permit, none of which defaults, breaches or violations would, either singly or in the aggregate, have a material adverse effect on the Business or the Purchased Assets;

        (ii) Any event which, pursuant to the terms of any Contract or License or Permit, causes any right or interest of Seller to come to an end or be amended in any way that is detrimental to the Business in any material respect or entitles any other Person to terminate or amend any such right or interest in any material respect;

        (iii) The creation, imposition or foreclosure of any Lien on any Purchased Asset; or

        (iv) The violation of any Applicable Law applicable to or affecting Seller.

(19) Litigation. Schedule 2.1(19) lists and briefly describes the nature of any action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending, or to the Best Knowledge of Seller threatened, by or against Seller or Holdings or Uniroyal Related to the Business or affecting the Condition of the Business or the transactions contemplated by this Agreement. To the Best Knowledge of Seller, except as set out on Schedule 2.1(19) there is no factual or legal basis which could give rise to any action, suit, proceeding, claim, application, complaint or investigation which if pending or threatened at the date hereof would be required to be disclosed on Schedule 2.1(19).

(20) Insurance. A list of the policies of insurance Related to the Business and related to the Purchased Assets, with coverage limits and deductibles, is set out in Schedule 2.1(20). All such policies are in full force and effect and Seller is not in default, whether as to the payment of premium or otherwise, under the terms of such policies.

(21)    Environmental Matters.  Except as set out in Schedule 2.1(21):
                                                     ----------------

        (i) The Business has been and is currently carried on by Seller, and the Purchased Assets and Leased Premises have been and are currently used by Seller, in compliance with all Environmental Laws in all material respects.

        (ii) Seller has not used any machinery, equipment or facility included in the Purchased Assets or otherwise on or in any Real Property or Leased Premises, or permitted the Real Property or Leased Premises to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Laws in all material respects.

        (iii) Seller is not, and has not been, subject to any proceedings alleging the violation of any Environmental Law in relation to the Business or the Purchased Assets and no part of the Business or the Purchased Assets is the subject of any proceedings to evaluate whether any remedial action is needed to respond to the Release or presence of a Hazardous Substance on the Real Property or the Leased Premises.

        (iv) There are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or liability regarding (A) the Release by Seller or presence of a Hazardous Substance brought by Seller onto lands used in or related to the Business and the Purchased Assets or, to the Best Knowledge of Seller, on lands where Seller has disposed or arranged for the disposal of materials arising from the conduct of the Business or (B) the violation of any Environmental Law by Seller, its Employees, agents or, to the Best Knowledge of Seller, others for whom it is responsible in relation to the Business.

        (v) The Environmental Permits listed in Schedule 2.1(21) constitute all Environmental Permits which are required for the operation of the Business, including any machinery, equipment or facility constituting the assets of the Business, as it is presently being conducted. The Environmental Permits presently held are valid and in full force and effect, and no violations thereof have been experienced, noted, or recorded, and no proceedings are pending or threatened to revoke or limit any of them.

        (vi) All Hazardous Substances disposed of, treated or stored by Seller on lands owned or occupied by Seller or, to the Best Knowledge of Seller, off-site of such lands, have been disposed of, treated and stored in compliance with all Environmental Laws in all material respects.

        (vii) There are no proceedings, nor, to the Best Knowledge of Seller, any circumstances or material facts which could, if true, give rise to any proceedings, in which it is alleged that Seller or any previous owner of the Real Property or the Business is potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with Hazardous Substances or for any other remedial or corrective action under an Environmental Law.

        (viii) To the Best Knowledge of Seller, there are no proceedings, nor any circumstances or material facts which could, if true, give rise to any proceedings, in which it is alleged that the owner of the Leased Premises or any previous lessee of the Leased Premises is potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of the Leased Premises as a resultof contamination with Hazardous Substances or for any other remedial or corrective action under an Environmental Law.

        (ix) Seller has maintained all environmental and operating documents and records Related to the Business and the Purchased Assets in the manner and for the time periods required by any Environmental Law.

        (x) Schedule 2.1(21) lists every environmental audit which Seller or, to the Best Knowledge of Seller, any third party (other than Buyer) has ever conducted of the Business or the Purchased Assets, and Seller has provided to Buyer copies of all environmental audits in its possession relating to the Business or the Purchased Assets (for purposes of this Section, an environmental audit includes any evaluation, assessment, review or study performed at the request of or on behalf of Seller, a prospective purchaser of the Business or the Purchased Assets, a court or governmental authority).

        (xi) There are no underground storage tanks located on the Real Property or, to the Best Knowledge of Seller, on the Leased Premises.

        (xii) For purposes of the representations and warranties made in Sections 2.1(21)(i) through 2.1(21)(x), the term "Seller" shall include Holdings and Uniroyal (and any predecessors by merger) with respect to all periods of time in which either of them or any of their Affiliates conducted the Business or occupied the Real Property or the Leased Premises.

(22)    Employees.

(a)     Schedule 2.1(22) lists:
        ----------------

        (i) All the Employees of Seller as of the date of this Agreement; the work location, age, position, status, length of service or date of hire and current salary or wage rate, respectively; the salary or wages, bonus and other compensation (separately itemized) paid to each of them for fiscal 1999; and whether each is employed under a collective bargaining agreement; and

        (ii) All the employees of Holdings or Uniroyal who perform services for Seller, a description of such services, and the approximate percentage of the employee's working time devoted to such services.

(b) Except as set out in Schedule 2.1(22), Seller is not a party to or bound by any contracts or requirements of Applicable Law in respect of any Employee, including:

        (i) Any contracts or arrangements for the employment or statutory re-employment of any Employee; or

        (ii)   Any  bonus,  deferred  compensation,   profit  sharing,  pension,
               retirement, medical insurance, or other plans or arrangements providing employee benefits, except for the Employee Plans.

(23) Collective Bargaining Agreements. Schedule 2.1(23) includes a copy of every collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Employees to which Seller is a party. Except as set out in Schedule 2.1(23):

        (i)    Seller is not currently engaged in any labor negotiation;

        (ii) Seller is not a party to any application, complaint or other proceeding under any statute regarding collective bargaining;

        (iii) the Business is not engaged in any unfair labor practice and there is no complaint regarding any alleged unfair labor practice pending or threatened against Seller;

        (iv) there is no strike, labor dispute, work slowdown or stoppage pending or, to the Best Knowledge of Seller, threatened against the Business;

        (v) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending or, to the Best Knowledge of Seller, threatened against the Business;

        (vi) the Business has not experienced any material unscheduled work stoppage since January 1, 1994; and

        (vii)  Seller is not the subject of any union organization effort.

(24) Employee Plans. Schedule 2.1(24) lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, 401(k), deferred compensation, stock compensation, stock purchase, retirement, post-retirement, medical, dental, retiree medical or dental, legal, disability and similar plans or arrangements or practices relating to Employees or former Employees which are currently maintained or were maintained at any time since September 28, 1997 (the "Employee Plans"). Schedule 2.1(24) includes a copy of each written Employee Plan (and, in the case of any unwritten Employee Plan, a description thereof) and the most recent summary plan description for each Employee Plan if any such description was required. Except as set out in
Schedule 2.1(24):

        (i) All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all Laws applicable to the Employee Plans, including without limitation ERISA ("Applicable Employee Benefit Laws"), and each Employee Plan which is intended to be qualified under Section 401(a) of the Code satisfies the formal requirements for such qualification, except that no representation is made with respect to any formal qualification requirement for which the remedial amendment period under Section 401(b)of the Code has not yet expired.

        (ii) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties or fees are owing under any of the Employee Plans.

        (iii) All contributions or premiums required to be made by Seller under the terms of each Employee Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Employee Plans, and all required contributions or premiums due with respect to each Employee Plan will be paid in a timely manner.

        (iv) There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither Seller nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

        (v) To the Best Knowledge of Seller, no Employee Plan has incurred any material accumulated funding deficiency within the meaning of
               Section 302 of ERISA, whether or not waived. To the Best Knowledge of Seller, no Employee Plan nor any trust created thereunder nor any trustee or administrator thereof has engaged in a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exception is not available.

        (vi) No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim.

        (vii) All filings required by ERISA and the Code as to each Employee Plan have been timely filed, and all notices and disclosures to participants in the Employee Plans required by ERISA or the Code have been timely provided.

        (viii) Neither Seller nor any other Person that, together with Seller, would be treated as a single employer under Section 414 of the Code, has ever established, maintained or contributed to, or otherwise participated in, any multiemployer plan as defined in
               Section 3(37)(A) of Title I of ERISA.

        (ix) None of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependants of retired employees.

        (x) No improvements to any Employee Plan have been promised and no amendments or improvements to an Employee Plan will be made or promised before the Effective Time.

(25) Bonuses. Schedule 2.1(25) sets out (separately) all bonuses, fees or other compensation in excess of normal salary or wages (i) paid for fiscal 1998, (ii) paid for fiscal 1999, and (iii) payable but not yet paid for fiscal 1999, to each of the Employees. Except as set out in Schedule 2.1(25), since September 27, 1998 Seller has not paid any bonus, fee, or other compensation to any Person other than salaries, wages or bonuses paid or payable to Seller's Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedule 2.1(22) and Schedule 2.1(24).

(26) Customers and Suppliers. Schedule 2.1(26) lists the ten largest customers and the ten largest suppliers of the Business (or such additional customers or suppliers of the Business which were sufficient to constitute at least 10% or more of total sales or purchases, as the case may be) for the 12-month period ended September 26, 1999, and the aggregate amount which each customer was invoiced and each supplier was paid during such period. To the Best Knowledge of Seller, no such customer or supplier intends to cease doing business with Seller or to change in any material manner any existing arrangement with Seller Related to the Business for the purchase or supply of any products or services or is considering doing so.

(27) Tax Withholding. Seller has timely withheld (and will timely withhold), all Taxes required to be withheld from Employees' compensation, and has remitted (and will remit) all amounts withheld and the employer's share of all OASDI and Medicare Taxes to the appropriate authorities within the prescribed times.

(28) Financial Statements. Seller has furnished Buyer with the audited financial statements of Seller for each of the fiscal years ended September 29, 1996, September 28, 1997, and September 27, 1998, and preliminary unaudited financial statements of Seller for the year ended September 26, 1999, (collectively, the "Financial Statements"), as well as access to Seller's accountants' work papers related thereto. Prior to the Closing, Seller will furnish Buyer, as soon as available, with copies of the audited financial statements of Seller for the year ended September 26, 1999 and any unaudited financial statements of Seller for any interim periods, each of which shall when provided be included in the Financial Statements. The balance sheets contained in such Financial Statements fairly present in all material respects the financial position of Seller as of their respective dates and the statements of operations, retained earnings and cash flows contained in the Financial Statements fairly present in all material respects the results of operations for the periods indicated, in each case on a basis consistent with prior periods.

(29) Brokerage Fees. No Person will have any claim against Buyer for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Purchased Assets or any other matters contemplated by this Agreement, as a result of any agreement or understanding with Seller, Holdings or Uniroyal.

(30) Operating and Maintenance History. Seller has made available to Buyer all existing data regarding the operating and maintenance history of the Purchased Assets.

(31) Compliance with Applicable Laws. Seller has operated and is operating the Business in compliance with Applicable Laws in all material respects.

(32) Warranty Claims. Copies of all written product warranties given by Seller in the past five years, with effective dates of use, are attached as Schedule 2.1(32). Product warranty claims against Seller have historically not been material in amount, and no such claims will be made as to products manufactured by Seller before the Effective Time in an aggregate amount exceeding any warranty reserve on the Closing Report plus any amounts reimbursed to Buyer under applicable insurance policies.

(33) Ordinary Course. Except as set out in Schedule 2.1(33), since September 26, 1999 Seller has operated the Business only in the ordinary course consistent with past practices.

        (34)   Seller's Subsidiaries.  Seller has no Subsidiaries.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to each of Seller, Holdings and Uniroyal as follows:

(1) Incorporation and Power. Buyer is a corporation duly organized and validly existing under the General Corporation Law of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and the Related Documents and to carry out its obligations under this Agreement and the Related Documents.

(2) Due Authorization. The execution and delivery of this Agreement and the Related Documents and the completion of the transactions contemplated by this Agreement and the Related Documents have been duly authorized by all necessary corporate action on the part of Buyer.

(3) Enforceability of Obligations. This Agreement constitutes, and when executed as contemplated by this Agreement the Related Documents to be executed by Buyer will constitute, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

(4) Brokerage Fees. No Person will have any claim against Seller, Holdings or Uniroyal for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Purchased Assets or any other matters contemplated by this Agreement, as a result of any agreement or understanding with Buyer.

2.3     Survival of Representations and Warranties.

(a) Notwithstanding the Closing and any inspection or inquiries made by or on behalf of Buyer, the representations and warranties of Seller contained in
Section 2.1 or any other certificate or instrument delivered at Closing pursuant to this Agreement shall survive the Closing and continue in full force and effect for the benefit of Buyer for a period of two (2) years after the Closing Date, after which time Seller shall be released from all obligations in respect of such representations and warranties except with respect to any Claims with respect to which a Notice of Claim has been given by Buyer before the expiration of such period; provided that:

        (i)    The  representations  and warranties of Seller set out in Section
               2.1 which relate to warranties on products manufactured by Seller shall survive for a period ending not later than the expiration of any applicable statutes of limitations applicable to actions for breach of such warranties;

        (ii) To the extent that the untruth of a representation or warranty by Seller is occasioned by facts which also constitute the breach of a representation, warranty or covenant made to Seller by a third party (including but not limited to a Person from which Seller acquired Purchased Assets), such representation or warranty by Seller shall survive for a period not less than the remainder of the period during which Seller has recourse against the third party for the third party's breach; and

        (iii) There shall be no time limit (other than as provided by applicable statutes of limitations) on the representations and warranties of Seller which relate to: the corporate status of Seller, Holdings and Uniroyal; the due authorization of this
               Agreement by Seller, Holdings, Uniroyal and their respective shareholders; the enforceability of Seller's, Holdings' and Uniroyal's obligations under this Agreement; tax matters; environmental matters; pension matters; or the title of any Person to any property (whether real or personal, tangible or intangible).

        (b) Notwithstanding the Closing and any inspection or inquiries made by or on behalf of Seller, the representations and warranties of Buyer contained in
Section 2.2 or any other certificate or instrument delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect for the benefit of Seller for a period of two (2) years after the Closing Date, after which time Buyer shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by Seller in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period; provided that there shall be no time limit (other than as imposed by applicable statutes of limitations) on the representations and warranties of Buyer set out in
Section 2.2 which relate to the corporate status of Buyer, the due authorization of this Agreement by Buyer and the enforceability of Buyer's obligations under this Agreement.

                            ARTICLE 3. INTERIM PERIOD

3.1  Due   Diligence   Investigations.   Until  the   Closing,   Buyer  and  its
representatives and advisers shall be permitted to make such investigations, inspections, surveys or tests of the properties and assets of Seller, its predecessor companies and its Affiliates and of their respective financial and legal condition as Buyer deems necessary or desirable to familiarize itself with such properties, assets and other matters. Without limiting the generality of the foregoing, Buyer shall, during normal business hours, be permitted complete access to all documents relating to information scheduled or required to be disclosed under this Agreement, the Employees, premises, books, minute books, contracts, documents, data, soil test reports, environmental reports, surveys, inspection reports, records regarding suppliers, customers and regulators, any other reports prepared by advisers and other records of Seller, its predecessor companies and its Affiliates (and Seller shall provide photocopies to Buyer of all such written information and documents as may be reasonably requested by Buyer). Any such investigations, inspections, surveys or tests shall not, however, affect or mitigate the representations and warranties of Seller under this Agreement which shall continue in full force and effect as provided under this Agreement unless Buyer has knowledge of a breach thereof and fails to notify Seller. 3.2 Authorizations. Seller shall execute and deliver any authorizations required to permit the investigations, inspections, surveys or tests described in Section 3.1. 3.3 Confidentiality.

(a) Each Party shall hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement, any Confidential Information of the other Party; provided that a Party may disclose Confidential Information to its Representatives who need to know such information for the purpose of assisting such Party with respect to this Agreement, who have been informed by such Party of the confidential nature of the Confidential
Information, and who either agree in writing to hold such Confidential Information confidential or who are in an employment or other relationship with such Party in which such obligation is implicit.

(b) Section 3.3(a) shall not apply to the disclosure of any Confidential Information where such disclosure is required by Applicable Law. In that case, the Party required to disclose, or whose Representative is required to disclose, shall, as soon as possible in the circumstances, notify the other Party of the requirement. Upon receiving such notification, the other Party may take any reasonable action to challenge the requirement, and the affected Party shall, or shall cause the applicable Representative to, at the expense of the other Party, assist the other Party in taking such reasonable action.

(c) Following any termination of this Agreement, each Party shall, and shall cause each of its Representatives to, promptly upon a request from the other Party, return to the requesting Party all copies of any tangible items (other than this Agreement), if any, which are or which contain Confidential Information of the requesting Party, without retaining any copies, extracts or other reproductions in whole or in part thereof; provided that if the Party so obligated to return Confidential Information or its Representatives have prepared summaries or analyses containing or concerning any Confidential
Information or made confidential notations on copies of Confidential Information, then such Party may, instead of returning the summaries or analyses or copies on which confidential notations have been made, destroy them (except for an archival copy) and provide a certificate to that effect to the requesting Party.

(d) The existing Secrecy Agreement between Buyer and Uniroyal dated October 19, 1999 shall remain in effect according to its terms until the Closing, and thereafter with respect to information not included in the Purchased Assets and the Business.

3.4     Public Announcements.

(a) The parties will discuss the timing of, and will give each other a reasonable opportunity to review and comment on the substance of, any press release or other public disclosure pertaining to this Agreement or the transactions contemplated hereby, including those contemplated below. The Parties will cooperate with each other to coordinate all disclosures to the Employees and all press releases or written statements for general circulation.

(b) Except with the prior approval of the other Parties as to timing and substance, which approval will not be unreasonably withheld or delayed, no Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement prior to the Effective Time except as provided in this Section 3.4.

(c) Except as set forth below, the Parties agree not to disclose publicly the terms of this Agreement prior to the Closing. The Parties agree that Seller and Buyer will publicly disclose the existence of this Agreement by appropriate press releases promptly after its execution, without disclosing its specific terms, and Seller and Buyer each agree to provide the other with a draft copy of the proposed release for review and comment. It is also understood and agreed that the Agreement will need to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act.

(d) Uniroyal and Buyer will each give the other a reasonable opportunity to review and comment on any description of the transaction in such Party's Form 10-K for fiscal 1999, and any reference to the non-filing Party therein shall be subject to the approval of the non-filing Party, which approval shall not unreasonably be withheld.

(e) If a Party deems it necessary, in the judgment of its legal counsel, to disclose any of the terms of this Agreement before the Closing in order to comply with its obligations as a public company or otherwise in order to comply with Applicable Law, it will use its best efforts to promptly advise the other Parties and to discuss with the other Parties the timing, nature and substance of the disclosure.

(f) The Parties agree that the terms of this Agreement will be publicly disclosed after Closing through their separate filings of Form 8-K with the Securities and Exchange Commission.

3.5 Risk of Loss. The Purchased Assets shall be at the risk of Seller until the Effective Time. Until the Effective Time, Seller shall maintain in force all the policies of property damage insurance under which any of the Purchased Assets is insured. If before the Effective Time any of the Purchased Assets is lost, damaged or destroyed and the loss, damage or destruction constitutes a Material Adverse Change, then:

        (i) Buyer may terminate this Agreement in accordance with the provisions of Section 4.3; or

        (ii) Buyer may require Seller to assign to Buyer the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction and to reduce the Purchase Price by the amount of the replacement cost of the Purchased Assets which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

3.6 Conduct of Business During Interim Period. During the Interim Period, except as Buyer may otherwise consent, Seller shall:

        (i) Carry on the Business in the normal course and only in the normal course, except as otherwise contemplated by this Agreement;

        (ii) Not make any material change in its customary operating methods, or create or discharge Receivables or Liabilities or acquire or dispose of Purchased Assets except in the ordinary course of the Business;

        (iii) Not acquire or dispose of any fixed assets having a value of more than $50,000 (except as already planned pursuant to the Polycast Consolidation), or make any commitment to do so, without the approval of Buyer;

        (iv) Maintain and keep the Purchased Assets in good repair (normal wear and tear excepted), and maintain insurance with respect to the Purchased Assets and business in accordance with past practice;

        (v) Use reasonable efforts to preserve for Buyer the good will of Seller's suppliers, customers, landlords, Employees and others having a business relationship with the Business;

        (vi) Notify Buyer immediately of any Material Adverse Change and of any breach of any representation, warranty or covenant in this Agreement, and supplement the Schedules to this Agreement promptly as required to correct any errors therein or to reflect any changes in the information required to be set out therein; and

        (vii) Not commit any act or omission that would cause a breach of any representation, warranty or covenant contained in this Agreement.

3.7 Exclusive Dealings. During the Interim Period, Seller, Holdings and Uniroyal shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person, other than Buyer and its designated and authorized representatives, concerning any sale, transfer, assignment, license, merger or similar transaction involving a change in ownership or control of Seller, the Business or the Purchased Assets except as contemplated by this Agreement. Seller shall notify Buyer promptly if any such discussions or negotiations are sought or if any proposal for a sale, transfer, assignment, license, merger or similar transaction affecting the Business is received or being considered.

3.8 Consents and Approvals. Seller shall use its best efforts to obtain all Consents and Approvals before the Closing Date at Seller's expense; and Buyer will cooperate with Seller in these efforts.

3.9 Regulatory Approvals. Buyer and Seller will promptly make all required filings under the HSR Act. Seller shall cooperate with Buyer and render all necessary assistance required by Buyer, at Buyer's expense, in connection with any application, notification or filing required of Buyer or in connection with Buyer's application for any Licenses and Permits which may be required in order for Buyer to be able to carry on the Business after the Effective Time.

3.10 Updates to Information. Seller shall update on or before the Closing, by written amendment or supplement, any of the Schedules referred to in this Agreement and any other disclosures from Seller to Buyer, as soon as reasonably possible after new or conflicting information comes to the attention of Seller.

3.11 Viplex/Happel Consolidation . Seller shall advise Buyer fully as to its plans to consolidate the operations of its Viplex and Happel Marine operations, and shall not take any action to further consolidate such operations without Buyer's consent, which shall not be withheld or delayed unreasonably in light of Buyer's plans for the Business.

                        ARTICLE 4. CONDITIONS OF CLOSING

4.1 Conditions to Buyer's Obligation to Close. Buyer shall not be obliged to complete the purchase and sale of the Purchased Assets pursuant to this Agreement unless, at or before the Closing, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of Buyer and may be waived, in whole or in part, in writing by Buyer at any time; and Seller agrees with Buyer to take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the following conditions are satisfied at or before the
Closing:

        (i) Representations and Warranties. The representations and warranties of Seller in Section 2.1 shall be true and correct in all material respects as of the time of execution hereof and at the Closing as though made at the Effective Time.

        (ii) Seller's Compliance. Seller shall have performed and complied in all material respects with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to Buyer at the Closing all the documents contemplated in Section 5.2 or elsewhere in this Agreement.

        (iii) Changes to Schedules. Any material supplements, amendments or corrections to the Schedules hereto made after the date hereof shall be reasonably acceptable to Buyer; provided that any such Schedule shall be deemed acceptable unless Buyer notifies Seller of its objection within ten (10) days after its receipt of such Schedule or by the completion of the Closing, whichever occurs first.

        (iv) Due Diligence Investigation. Buyer shall have conducted and completed its investigation of Seller, the Business and the Purchased Assets, and as a result of its investigations carried out pursuant to Section 3.1:

               (A)    Buyer shall be satisfied with the results of any
                        environmental or safety audit of the Business or its properties and with any survey of the Leased Premises commissioned by Buyer, and in particular (without limitation) the parties shall have agreed to Buyer's reasonable satisfaction upon procedures for the further investigation, and/or remediation, and/or allocation of remediation costs, related to any risks identified in any such audit or survey; and

               (B) Buyer shall be satisfied with the results of its other due diligence investigations, provided that Buyer will promptly, and in any event within ten (10) days after discovery, advise Seller of any due diligence results to which Buyer objects or with which Buyer is dissatisfied, and shall give Seller a reasonable opportunity to respond to such objection or attempt to remedy the cause of such dissatisfaction.

        (v) Material Adverse Change. During the Interim Period, there shall have been no Material Adverse Change.

        (vi) No Litigation. There shall be no litigation or proceedings pending or threatened against either of the Parties or against any of their respective Affiliates or any of their respective directors or officers:

               (A) For the purpose of enjoining, preventing or restraining the completion of the transactions contemplated hereby or otherwise claiming that such completion is improper, and which in the written opinion of outside legal counsel for Buyer would more likely than not survive a motion to dismiss; or

               (B) Which the Chief Executive Officer of Buyer certifies, based on his information and belief, would (if successful) materially and adversely affect the right of Buyer to acquire or retain the Purchased Assets or to continue the operations of the Business after Closing, or would, in the judgment of such Chief Executive Officer, make the completion of the transactions contemplated by this Agreement inadvisable.

        (vii) Consents and Approvals. All the material Consents and Approvals shall have been obtained. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

        (viii) Permits. Buyer shall have no reason to believe that Buyer will not receive all necessary building, environmental and other permits required to operate the Business in compliance with all Applicable Law effective as of the Effective Time in all material respects.

        (ix) Title Insurance. Commitments for owners' policies of title insurance with respect to the Real Property shall have been issued to Buyer, on an ALTA standard form with only such exceptions as are either Permitted Liens or are otherwise reasonably satisfactory to Buyer, in such amounts as shall be reasonably determined by Buyer not to exceed the fair market value of the respective properties.

        (x) Collective Bargaining Agreements. Each union party to a collective bargaining agreement described in Schedule 2.1(23) shall have agreed to Buyer's assumption of the agreement without change except as to employee benefit plans, which will be those offered by Buyer. The collective bargaining agreement with employees at Seller's Stamford, Connecticut facility shall have been extended to April, 2001 on substantially the same terms as in the current agreement set out in Schedule 2.1(23) except for a $.65 per hour pay increase and prescription drug card coverage with a $750 individual/$1,500 family maximum.

        (xi) No Financing Leases. All Financing Leases shall be paid up by Seller and title to the subject property shall have been transferred to Seller or shall be transferable directly to Buyer free and clear of all Liens subject only to the lessor's receipt of payment in a stated amount as set out in a payoff letter;

        (xii) No Liens. All indebtedness of the Business to Seller's commercial lenders shall have been paid off, and the Purchased Assets shall be free and clear of all Liens other than Permitted Liens on Real Property.

4.2 Conditions to Seller's Obligation to Close. Seller shall not be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of Seller, and may be waived, in whole or in part, in writing by Seller at any time; and Buyer agrees with Seller to take all such actions, steps and proceedings within Buyer's reasonable control as may be necessary to ensure that the following conditions are satisfied at or before the Closing:

        (i) Representations and Warranties. The representations and warranties of Buyer in Section 2.2 shall be true and correct in all material respects as of the time of execution hereof and at the Closing as though made at the Effective Time.

        (ii) Buyer's Compliance. Buyer shall have performed and complied in all material respects with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing and shall have executed and delivered or caused to have been executed and delivered to Seller at the Closing all the documents contemplated in Section 5.3 or elsewhere in this Agreement.

        (iii) No Litigation. There shall be no litigation or proceedings pending or threatened against either of the Parties or against any of their respective Affiliates or any of their respective directors or officers for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated hereby or otherwise claiming that such completion is improper, and which in the written opinion of outside legal counsel for Seller would more likely than not survive a motion to dismiss.

        (iv) Consents and Approvals. All the material Consents and Approvals shall have been obtained. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

4.3 Effect of Failure to Close. If any condition in Section 4.1 or Section 4.2 shall not have been fulfilled at or before the Closing, or if the Closing has not occurred by March 31, 2000, then the Party entitled to the benefit of such condition may, in its sole discretion, without limiting any rights or remedies available to Seller at law or in equity, either:

        (i) Terminate this Agreement by notice to the other Party, subject to compliance with Section 8.4, in which event the Parties shall be released from all obligations under this Agreement; or

        (ii) Waive compliance with any such condition or extend or defer the Closing in order to permit compliance, without prejudice to its right of termination in the event of non-fulfillment of any other condition;

provided that a Party's completion of the Closing shall constitute a waiver of all unsatisfied conditions to such Party's obligation to close.

                         ARTICLE 5. CLOSING ARRANGEMENTS

5.1 Closing. The Closing shall take place at 9:00 a.m. local time on February 15, 2000 or such earlier or later date as may be agreed upon in writing by Seller and Buyer (the "Closing Date"), at Seller's executive offices in Sarasota, Florida or such other place as may be agreed orally or in writing by Seller and Buyer. If Seller or Buyer notifies the other Parties that despite its diligent efforts it will be unable to close on the Closing Date as then fixed, specifying the reason therefor, then the Closing Date will be extended for one week or such lesser period as is specified in the notice, subject to possible termination of this Agreement as set out in Section 4.3.

5.2 Seller's Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents:

        (i) A Bill of Sale substantially in the form of Exhibit A and an Assignment and Assumption Agreement substantially in the form of Exhibit B, duly executed by Seller, together with such other bills of sale or instruments of conveyance, assignment or transfer as may be reasonably required by Buyer;

        (ii) A certificate of the Chairman and Chief Executive Officer of Seller or the Vice Chairman of Seller dated as of the Closing Date as to compliance with Seller's representations, warranties and covenants, substantially in the form of Exhibit C;

        (iii)  A  certificate  of the Secretary or other  authorized  officer of
               Seller   as   to   compliance   with   corporate    requirements,
               substantially in the form of Exhibit D;

        (iv) An opinion of Seller's Counsel, substantially in the form of Exhibit E;

        (v) Copies of all written Consents and Approvals to the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer;

        (vi) Payoff letters, releases or other evidence reasonably satisfactory to Buyer as to the release (or agreement to release upon receipt of payment) of all Liens against the Purchased Assets which are to be released at or before the Closing; and

        (vii) Such other deeds of conveyance, bills of sale, assurances, transfers, assignments, consents, agreements, documents and instruments as are required to evidence satisfaction of the conditions set out in Section 4.1 or as may be reasonably required by Buyer to complete the transactions provided for in this Agreement.

5.3 Buyer's Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following documents and payments:

        (i) An Assignment and Assumption Agreement substantially in the form of Exhibit B, duly executed by Buyer;

        (ii) A certificate of the President or Executive Vice President of Buyer dated as of the Closing Date as to compliance with Buyer's representations, warranties and covenants, substantially in the form of Exhibit F;

        (iii) A certificate of the Secretary or other authorized officer of Buyer as to compliance with corporate requirements, substantially in the form of Exhibit G;

        (iv) An opinion of Buyer's Counsel, substantially in the form of Exhibit H;


        (v)    The payments provided in Section 1.4 to be made at Closing; and

        (vi) Such other assurances, agreements, documents and instruments as are required to evidence satisfaction of the conditions set out in Section 4.2 or as may be reasonably required by Seller to complete the transactions provided for in this Agreement.

5.4 Possession. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer possession of the Purchased Assets.

5.5 Non-Transferable and Non-Assignable Assets. To the extent that any of the Purchased Assets to be transferred to Buyer, or any claim, right or benefit arising under or resulting from such Purchased Assets (a "Right") is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any Assigned Contract or Applicable Law unless the approval, consent or waiver of such third Person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of Buyer contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Right unless and until such approval, consent or waiver has been obtained. Until all such Rights are transferred to Buyer, Seller shall:

        (i)    Maintain its existence and hold the Rights in trust for Buyer;

        (ii) Comply with the terms and provisions of the Rights as agent for Buyer at Buyer's cost and for Buyer's benefit;

        (iii) Cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Rights to Buyer; and

        (iv) Enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller arising from such Rights against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of Buyer.

In order that the full value of the Rights may be realized for the benefit of Buyer, Seller shall, at the request and expense and under the direction of Buyer, in the name of Seller or otherwise as Buyer may specify, take all such action and do or cause to be done all such things as are, in the opinion of Buyer, reasonably necessary in order that the obligations of Seller under such Rights may be performed in such manner that the value of such Rights is preserved and inures to the benefit of Buyer, and that any moneys due and payable and to become due and payable to Buyer in and under the Rights are received by Buyer. Seller shall promptly pay to Buyer all moneys collected by or paid to Seller in respect of every such Right. Buyer shall indemnify and hold Seller harmless from and against any claim or liability under or in respect of such Rights arising because of any action of Seller taken pursuant to this
Section 5.5.

                           ARTICLE 6. INDEMNIFICATION

6.1 Indemnity by Seller. Seller shall indemnify and hold harmless Buyer, its directors, officers, employees, agents, representatives and Buyer's Affiliates and their respective directors, officers and employees, in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense including reasonable attorneys' fees (hereinafter referred to as a "Claim") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

        (i) Any material incorrectness in or breach of any representation or warranty of Seller contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement, unless Buyer was aware of the incorrectness or breach before completion of the Closing; or

        (ii) Any material breach or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement, unless Buyer was aware of the breach or non-fulfillment before the completion of the Closing; or

        (iii) Any liability not described in Section 6.1(i) or Section 6.1(ii) arising out of Seller's conduct of the Business or ownership of the Purchased Assets prior to the Effective Time, other than an Assumed Liability.

6.2 Indemnity by Buyer. Buyer shall indemnify and hold harmless Seller, its directors, officers, employees, agents, representatives and Seller's Affiliates and their respective directors, officers and employees, in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of:

        (i) Any material incorrectness in or breach of any representation or warranty of Buyer contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement, unless Seller was aware of the incorrectness or breach before completion of the Closing; or

        (ii) Any material breach or non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement, unless Seller was aware of the breach or non-fulfillment before the completion of the Closing; or

        (iii) Any Assumed Liability, and any liability not described in Section 6.2(i) or Section 6.2(ii) arising out of Buyer's conduct of the Business or ownership of the Purchased Assets after the Effective Time.

6.3     Limitations.

(a) An Indemnifying Party shall have no obligation for indemnification pursuant to Section 6.1(i) or Section 6.2(i) unless and until the accumulated aggregate amount of Claims against the Indemnifying Party exceeds a threshold of $100,000, but if such threshold is met all Claims shall be recoverable; provided that the $100,000 threshold shall not apply to

        (i)    Any individual Claim in excess of $25,000, or

        (ii) Any Claim to the extent that Seller has a right of indemnity for such Claim against a third party which is not subject to a threshold, or

        (iv) Any Claim by Buyer arising from a breach of Sections 2.1(1), 2.1(2), 2.1(3), 2.1(4) or 2.1(29), or

        (v)    Any Claim by Seller arising from a breach of Section 2.2,

all of which Claims shall nevertheless count toward the $100,000 threshold.

(b) Seller shall have no obligation to indemnify Buyer from and against a breach by Seller if and to the extent that such breach resulted in an adjustment to the Purchase Price as provided for in Section 1.5 or Section 1.6, or, except as otherwise set out in Section 7.9, for any amount in excess of $25,000,000.

6.4 Notice of Claim. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of Section 6.1 or 6.2, as the case may be, the Indemnified Party shall promptly give written notice of the Claim (a "Notice of Claim") to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify in reasonable detail (to the extent that the information is available):

        (i)    The nature of and claimed factual basis for the Claim; and

        (ii) The amount or approximate amount of the Claim, if and to the extent known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Notice of Claim in time effectively to contest the determination of any liability susceptible of being contested, then the liability of the Indemnifying Party to the Indemnified Party under this Article 6 shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such Notice of Claim on a timely basis.

6.5 Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 30 days from receipt of the Notice of Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or before the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the Parties may agree or shall be determined by a court of competent jurisdiction.

6.6     Third Party Claims.

(a) In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim. The Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to a conflict of interest between them. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defense and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If, having elected to assume control of the negotiation, settlement or defense of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defense with reasonable diligence, then the Indemnified Party shall be entitled, after ten (10) days' notice to the Indemnifying Party, to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(b) If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

6.7 Interest on Claims.  The amount of any Claim  submitted under Section 6.1 or
Section 6.2 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

6.8 Calculation of Payment. The amount of indemnification against any Claim submitted under Section 6.1 or 6.2 shall be determined after giving effect to any insurance recoveries, Tax savings and recoveries from Third Parties, shall be increased by an amount equal to any Taxes payable in respect of such amount., and shall also be adjusted if and to the extent applicable for any net income tax impact on the Indemnified Party of both paying the Claim and receiving the indemnity payment.

                            ARTICLE 7. OTHER MATTERS

7.1 Settlement by Seller. On or before the Closing Date, Seller shall pay or otherwise settle with each of its Employees and independent sales representatives all salaries, commissions, bonuses, and other amounts that may become payable to or receivable by such Employees for all periods before the Effective Time. Buyer will not assume any liability for salaries, wages, Employee Plan contributions or benefits or other cash payment to or for the benefit of Employees or independent sales representatives on account of service before the Closing, except that Buyer will assume Seller's liability incurred in the ordinary course of business before the Effective Time for unreimbursed business expenses or for accrued vacation or pay in lieu of vacation, but only with respect to Transferred Employees (which matters shall be fully accrued as Liabilities on Seller's balance sheet for purposes of calculating Net Working Capital).

7.2 Excluded Assets. Unless provided otherwise herein, Seller shall at its own expense remove all tangible assets which are Excluded Assets or which are subject to Excluded Contracts, if any, from the premises of the Business within ten (10) days following the Closing Date, in such a manner as not to disrupt Buyer's conduct of the Business.

7.3 Payment of Excluded Liabilities. Seller shall pay in full in a timely manner all Liabilities of Seller other than the Assumed Liabilities which are not otherwise paid as set out herein.

7.4 Covenant Not to Compete. Each of Seller, Holdings and Uniroyal hereby agrees that for a period of five (5) years after the Closing Date, it will not directly or indirectly, as a partner, joint venturer, employer, consultant, shareholder, principal, manager, agent or otherwise, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, limited liability company or partnership form or otherwise, which in any way engages in North America in

        (i) The business of extruding plastic sheets, or casting acrylic sheets, blocks, rods or tubes, or stretching, finishing, coating or laminating any plastic sheet or acrylic products, or any other business carried on by Seller at the date hereof or at the Closing Date; or

        (ii) The business of extruding plastic sheets or profile products, or injection molding plastic products, or compounding plastic resins, color concentrates or other additives, or any other business carried on by Buyer at the date hereof;

provided, however, that nothing herein shall be construed to prevent Seller, Holdings and Uniroyal from holding collectively not more than 5% of the shares in any company whose shares are quoted on any stock exchange, even though that company carries on activities which would violate one or more of the foregoing provisions if carried on by Seller, Holdings or Uniroyal. Seller, holdings and Uniroyal acknowledge and agree that in view of the nature of the Business and the Purchased Assets and the business objectives of Buyer in acquiring them and the consideration paid to Seller therefor, the scope of business, territorial and time limitations contained in this Section 7.4 are reasonable and properly required for the adequate protection of Buyer. The Parties intend for the covenants of this Section 7.4 to be enforceable to the maximum extent permitted by law but to be severable, and if any reviewing court deems any of such covenants to be unenforceable or invalid, such determination shall not affect the enforceability of any other covenants herein; further, in the event of any such determination the Parties authorize such court to reform the unenforceable or invalid provisions and to impose such restrictions as reformed, as it deems reasonable.

7.5 Further Assurances; Parent Company Guarantee. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require, for the purposes of giving effect to this Agreement. Holdings and Uniroyal agree to use their reasonable best efforts, both individually and as shareholders, to cause Seller to perform its covenants hereunder, and jointly and severally guarantee the full and timely performance of this Agreement by their respective subsidiaries.

7.6 Bulk Sales Legislation. Seller and Buyer hereby waive compliance with any applicable bulk sales legislation.

7.7     Hiring of Employees.

(a) Buyer shall offer employment to all Employees of Seller covered under any of the collective bargaining agreements listed in Schedule 2.1(23) (`Bargaining Employees") and currently and actively employed in the Business, effective as of the Effective Time. Buyer may, but need not, offer employment to any or all Employees of Seller other than Bargaining Employees and to any or all employees of Holdings or Uniroyal a majority of whose working time (as set out on Schedule 2.1(22)) is devoted to services for Seller, in each case on such terms as Buyer deems acceptable, subject to the provisions of this Agreement. Seller shall use its best efforts to assist Buyer in securing the employment of those Employees whom Buyer wishes to hire, subject to the requirements of this Section 7.7. Transferred Employees shall be deemed to have resigned their employment with Seller as of the Effective Date.

(b) Buyer will advise Seller as promptly as practicable of the Employees it does not intend to hire.

(c) Except as otherwise required by a collective bargaining agreement, a Transferred Employee who is on a leave of absence from Seller on the Effective Date shall not be eligible to participate in Buyer's medical plan until such Transferred Employee's leave of absence terminates and he or she commences employment duties for Buyer, a Transferred Employee who is hospitalized or otherwise institutionalized for medical reasons on the Effective Date shall not be eligible to participate in Buyer's medical plan until such Transferred Employee is discharged from care and he or she commences employment duties for Buyer, and a dependent of a Transferred Employee who is hospitalized or otherwise institutionalized for medical reasons on the Effective Date shall not be eligible to participate in Buyer's medical plan until such dependent is discharged from care. Buyer shall provide all welfare benefits incurred after the Effective Time for all Transferred Employees who are Bargaining Employees according to the applicable collective bargaining agreement. Seller shall be responsible for all welfare benefits for Transferred Employees that are incurred prior to the Effective Time.

(d) Buyer's employee benefit plans shall provide, for eligibility and vesting purposes, that the employment of the Transferred Employees with Seller shall be credited as employment with Buyer (but employment with Seller's predecessors shall be credited only if and to the extent Seller has credited such employment for Seller's own benefit plans).

(e) If Seller pays severance or termination payments or payments in lieu of accrued vacation to a Transferred Employee, Buyer shall not be required to carry over the vacation accrual for such Transferred Employee. Transferred Employees who are disabled at the Effective Time shall continue to receive disability benefits from Seller or pursuant to a Seller disability plan until such employee recovers from disability or is re-employed by Buyer.

(f) Except as otherwise provided in this Section 7.7, Buyer shall have no liability to employees of Seller or Transferred Employees for events or occurrences which take place or arise prior to Closing or for:

        (i)    Any obligations and claims under the Employee Plans;

        (ii)   Any failure to withhold or remit Taxes;

        (iii) Any claims for worker's compensation benefits by employees or former employees;

        (iv) Any claims against Seller for discriminatory employment practices; or

        (v) Except as provided in paragraph 7.7(h), any obligations Seller has to its Employees or their dependents under sections 601 through 609 of Title I of ERISA ("COBRA"), including such obligations relating to Transferred Employees and their dependents.

(g) Seller and Buyer will work together to enable Transferred Employees to transfer appropriate portions of their accounts under applicable defined contribution Benefit Plans to corresponding defined contribution benefit plans of Buyer after the Closing.

(h) All benefits to which any Employee or his or her qualifying beneficiaries may be entitled under COBRA for qualifying events occurring prior to the Effective Time shall be provided for Transferred Employees and their qualifying beneficiaries by Buyer and for all other Employees and their qualifying beneficiaries by Seller.

(i) Except to the extent of the Assumed Liabilities, nothing in this Agreement shall cause Buyer to have any liability under or responsibility for or with respect to any Employee Plan.

(j) Seller, Holdings or Uniroyal will not solicit for employment any Transferred Employee for two (2) years after the Effective Date without Buyer's prior written consent; provided that they may solicit for employment any Transferred Employee whose employment is terminated by Buyer or who is responding to a general advertisement not targeted to the Transferred Employee. For purposes of this Section 7.7(i), a Transferred Employee's employment by Buyer shall be deemed to have been terminated by Buyer if the Transferred Employee's continued employment is made subject to relocation of his or her place of employment by more than 50 miles or subject to a material reduction in compensation or benefits.

7.8 Data Processing. Seller agrees to provide Buyer with access to and the use of Seller's existing data processing and payroll processing facilities, equipment, software and personnel during a post-Closing transition period of up to two years, at a cost which will not exceed Seller's incremental out-of-pocket cost of providing such services. The manner and operational procedures for implementing this covenant will be determined by the Parties in a timely manner from time to time as required.

7.9     FTC Investigation.

(a) Seller will use its best efforts to obtain FTC approval of the proposed sale to American Technical Plastics of Seller's colored cell-cast acrylic rod and tube business, carried on by Seller at the Stirling Facility, and to consummate the sale prior to the Closing. In such event, the assets of that business will be Excluded Assets.

(b) In addition (and whether or not the above sale is consummated), Seller will also endeavor to resolve the investigation currently pending at the FTC regarding the Townsend/Glasflex Business in light of the sale to American
Technical Plastics and by attempting to convince FTC staff that (i) new competitors and the reduced market share of Townsend/Glasflex obviate the FTC's concerns, and (ii) there are other products that compete effectively with clear cell-cast acrylic tubes.

(c) If by the  Closing  Date  the FTC has not  approved  the sale  described  in
Section 7.9(a) and the matter described in Section 7.9(b) has not been resolved, then following the Closing, to the extent required in order to obtain resolution of such FTC investigation Buyer agrees to either divest a portion of the Townsend/Glasflex Business in coordination with the FTC or sell the small tubes portion of the Townsend/Glasflex Business to Seller (which may then operate such business at the Stirling Facility notwithstanding Section 7.4).

(d) Any portion of the rod & tube business not acquired by Buyer or subsequently divested by Buyer to resolve the FTC investigation will result in a Purchase Price reduction, as follows:

        (i) (Annual sales divested times gross margin) less direct costs of sales = operating income contribution; and

        (ii) Operating income contribution times 7.0 = value of business divested or not acquired; and

        (iii) Value of business divested or not acquired less net proceeds to Buyer of divestiture (if any) = Purchase Price reduction.

7.10    Environmental Investigation and Remediation.

(a)     Stamford Property.
        -----------------

        (i) Before the Closing, Seller will do further "Phase II"-type investigations (core and groundwater samples, etc.) at Seller's Stamford, Connecticut Real Property and Improvements thereon (the "Stamford Property") reasonably satisfactory to Buyer, for the purpose of defining the extent and magnitude of potential environmental contamination resulting from all documented historical site events (i.e. including not just oil migration but on-site spills, leakages, fires, etc.). It is understood that additional issues may emerge as a result of the investigation which need to be addressed.

        (ii) Seller will remediate at its expense all identified contamination at the Stamford Property, except as agreed to by the parties, and will do what is required for ECAF approval of title transfer.

        (iii) If remediation is not completed by the Closing (as the Parties agree is likely), then Buyer will lease the Stamford Property from Seller, on a triple-net basis at nominal rent, for 25 years from the Effective Date, with an option to purchase the property at a nominal price when remediation is completed (during the term of the lease).

        (iv) Seller shall indemnify and hold harmless Buyer, its directors, officers, employees, agents, representatives and Buyer's affiliates and their respective directors, officers and employees in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of environmental contamination to the Stamford Property arising prior to the Closing. This indemnity will not be subject to any basket, cap or time limitation.

(b)     Hackensack Property.

        (i) Before the Closing, Seller will do further "Phase II"-type investigation (core and groundwater samples, etc.) at Seller's Hackensack, New Jersey Real Property and Improvements thereon (the "Hackensack Property") reasonably satisfactory to Buyer, for the purpose of defining the extent and magnitude of potential environmental contamination resulting from all documented historical site events (i.e. including not just MMA spills but UST removal,leakages, fires, etc.). It is understood that additional issues may emerge as a result of the investigation which need to be addressed.

        (ii) Seller will remediate at its expense all identified contamination at the Hackensack Property, except as agreed to by the parties, and will do what is required for ISRA approval of title transfer.

        (iii) If remediation is not completed by the Closing (as the Parties agree is likely), then Buyer will lease the Hackensack Property from Seller, on a triple-net basis at nominal rent, for 25 years from the Effective Date, with an option to purchase the property at a nominal price when remediation is completed (during the term of the lease).

        (iv) Seller shall indemnify and hold harmless Buyer, its directors, officers, employees, agents, representatives and Buyer's affiliates and their respective directors, officers and employees in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of environmental contamination to the Hackensack Property arising prior to the Closing. This indemnity will not be subject to any basket, cap or time limitation.

(c)     Warsaw Property.

        (i) Before the Closing, Seller will have the pond/retention basin on Seller's Warsaw, Indiana Real Property (the "Warsaw Property") sampled, and investigate the known UST or underground spill reservoir, for the purpose of defining the extent and magnitude of any potential soil or groundwater contamination. If any contamination is found, Seller will clean up the affected areas. Buyer will have reasonable input on the extent of sampling, the reported results, and the cleanup plans.

        (ii) Seller shall indemnify and hold harmless Buyer, its directors, officers, employees, agents, representatives and Buyer's affiliates and their respective directors, officers and employees in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of environmental contamination to the Warsaw Property arising prior to the Closing. This indemnity will not be subject to any basket, cap or time limitation.

(d)     Rome Property.

        (i) Before the Closing, Seller will have Seller's Rome, Georgia Real Property (the "Rome Property") sampled, for the purpose of defining the extent and magnitude of any potential soil or groundwater contamination that may exist from the disposal of waste oil on the site. If any contamination is found, Seller will clean up the affected areas. Buyer will have reasonable input on the extent of sampling, the reported results, and the cleanup plans.

        (ii) Seller shall indemnify and hold harmless Buyer, its directors, officers, employees, agents, representatives and Buyer's affiliates and their respective directors, officers and employees in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of environmental contamination to the Rome Property arising prior to the Closing. This indemnity will not be subject to any basket, cap or time limitation.

        (e)       Pleasant Hill Property.
        (i) Seller will use reasonable best efforts to cause the lessor of the Leased Premises in Pleasant Hill, Iowa (the "Pleasant Hill Site") to extend the lease of the Pleasant Hill Site to 2025 at the same rent and with the same purchase option.

        (ii) If the lease is not extended, or if ongoing remediation at the Pleasant Hill Site substantially impairs Buyer's business operations at the Pleasant Hill Site, Seller will reimburse Buyer for the costs of relocating the Pleasant Hill operations, up to $750,000.

        (iii) Seller shall indemnify and hold harmless Buyer, its directors, officers, employees, agents, representatives and Buyer's affiliates and their respective directors, officers and employees in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of environmental contamination to the Pleasant Hill Site arising prior to the Closing. This indemnity will not be subject to any basket, cap or time limitation.

                       ARTICLE 8. MISCELLANEOUS PROVISIONS

8.1     Interpretation.

(a) In this Agreement, capitalized terms shall have the meanings set out in Appendix B hereto, unless the context requires otherwise.

(b) The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c) Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d) If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day, but interest, if applicable, shall continue to accrue until the date of payment.

(e) Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement. The Exhibits and Schedules to this Agreement are listed following the signature page hereof and incorporated herein by reference.

8.2 Expenses. Each Party shall be responsible for its own legal and other expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker's commission, finder's fee or like payment payable by it in respect of the purchase and sale of the Purchased Assets pursuant to this Agreement. The costs of title reports, title insurance, title company closing services, transfer excise taxes, and similar expenses shall be allocated equally between Buyer and Seller.

8.3 Notices. Any notice or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be delivered personally or sent by prepaid overnight courier service, by certified mail, return receipt requested, or by fax, in each case to the applicable address set out below:

If to Seller, Holdings

        or Uniroyal, to:     Uniroyal Technology Corporation
                                    Two North Tamiami Trail, Suite 900
                                    Sarasota, Florida  34236-5568
                                    Attention:  Howard R. Curd,
                                           Chairman of the Board and
                                           Chief Executive Officer

                               Fax: (941) 361-2214

               with a copy to:      Uniroyal Technology Corporation
                                    Two North Tamiami Trail, Suite 900
                                    Sarasota, Florida  34236-5568
                                    Attention:  Oliver J. Janney,
                                           Vice President, General
                                           Counsel and Secretary

                               Fax: (941) 361-2214

If to Buyer, to:             Spartech Corporation

                                    120 South Central Avenue, Suite 1700
                                    Clayton, Missouri  63105
                                    Attention:  Bradley B. Buechler,
                                           Chairman of the Board,
                                           President and Chief Executive
                                           Officer

                               Fax: (314) 721-1447

               with a copy to:      Spartech Corporation
                                    120 South Central Avenue, Suite 1700
                                    Clayton, Missouri  63105
                                    Attention:  Jeffrey D. Fisher,
                                           Vice President and
                                           General Counsel

                               Fax: (314) 721-1543

(b) Such notice or other communication shall be deemed to be effectively given or made only if received, as evidenced by receipt, fax confirmation or other proof of delivery, and shall be deemed to have been given or made, and received:

        (i) On the day of delivery, if delivered personally, by courier service or by mail; or

        (ii) On the day of faxing, provided that such day is a Business Day and the transmission is completed before 5:00 p.m. local time at the place of receipt on such day; otherwise, on the next following Business Day.

(d) Either Party may from time to time change its address under this Section 8.3 by notice to the other Party given in the manner provided by this Section 8.3.

8.4 Pre-Termination Dispute Resolution. If any Party determines that there is a reasonable likelihood that:

        (i) One or more of the conditions to such Party's or any other Party's obligation to complete the transactions described herein cannot or will not be met in a timely manner, or

        (ii) Such Party will not be able to complete its own obligation to complete the transactions described herein or will otherwise materially breach its obligations hereunder, or

        (iii) Any other Party has committed or will commit a material breach of its obligations hereunder;

then the Party making such determination shall promptly notify the other Parties of its determination, stating the condition which may not be met or the breach which has occurred or may occur, and describing generally the reason or reasons therefor. Thereupon, the Parties will as promptly as practicable discuss the matter among themselves and diligently endeavor to reach mutual agreement on procedures or covenants which will either permit the condition to be met or waived or the breach to be cured. This Agreement may not be terminated on account of the failure of such condition or by reason of such breach unless and until the Parties have diligently attempted to reach an acceptable solution pursuant to this Section over a period of at least ten (10) days following the initial notification, during which time the Parties' respective Chief Executive Officers shall have met in person for such purpose at least once. Provided, that nothing in this Section shall require a Party to waive a condition or remedy or to incur expense on account of another party's breach.

8.5 Entire Agreement. Except as specifically set out in this Agreement and except for the Non-Solicitation Agreement between Buyer, Seller and Uniroyal dated December 8, 1999, this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise).

8.6 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.8 Injunctive Relief. The Parties specifically acknowledge and agree that a remedy at law for breach of the provisions of this Agreement will be inadequate and that a Party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri (which is the jurisdiction in which Buyer's parent corporation is headquartered and which the Parties acknowledge has a reasonable nexus with the subject matter of this Agreement), exclusive of principles of conflicts of laws.

8.10 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party; provided, that Buyer may assign its rights and/or delegate its duties under this Agreement in whole or in part to a wholly-owned subsidiary, but such assignment or delegation shall not discharge Buyer from any obligations hereunder without the express written consent of Seller.

8.11 No Third-Party Beneficiaries. No Person shall be a third-party beneficiary of any covenant in this Agreement except as expressly provided in Article 6 or
Section 7.10.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signature of a Party received by a receiving fax machine as an original signature of the Party; provided, however, that a Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

                              Buyer:  SPARTECH CORPORATION


                                     By:      /s/  Bradley B. Buechler
                                            ------------------------------
                                              Bradley B. Buechler
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                             Seller:   HIGH PERFORMANCE PLASTICS, INC.


                                     By:      /s/  Howard R.Curd
                                             ------------------------------
                                              Howard R. Curd
                                              Chairman of the Board
                                              and Chief Executive Officer

                             Holdings: UNIROYAL HPP HOLDINGS, INC.


                                    By:      /s/  Howard R. Curd
                                             ------------------------------
                                              Howard R. Curd
                                              Chairman of the Board
                                              and Chief Executive Officer

                             Uniroyal: UNIROYAL TECHNOLOGY CORPORATION


                                    By:    /s/  Howard R. Curd_____________
                                              ------------------------------
                                              Howard R. Curd
                                              Chairman of the Board
                                              and Chief Executive Officer

                                          APPENDIX A - Exhibits and Schedules

               EXHIBITS

A              Bill of Sale

B              Assignment and Assumption Agreement
C              Seller's Officer's Certificate
D              Seller's Secretary's Certificate
E              Opinion of Seller's Counsel
F              Buyer's Officer's Certificate
G              Buyer's Secretary's Certificate
H              Opinion of Buyer's Counsel


               SCHEDULES

2.1(1) Certificate of Incorporation and Bylaws; Lists of Officers and Directors of Seller
2.1(4)   Liens;  Purchased  Asset  Locations
2.1(5)   Real  Property
2.1(6)   Leased Premises
2.1(7)   Personal  Property
2.1(8)   Personal  Property  Leases
2.1(9)   Material  Contracts;  Excluded  Contracts
2.1(10)  Receivables
2.1(11)  Payables
2.1(12)  Inventories
2.1(13)  Intellectual  Property
2.1(14)  Year 2000 Readiness
2.1(15)  Licenses and Permits
2.1(16)  Consents and Approvals
2.1(17)  Notices
2.1(19)  Litigation
2.1(20)  Insurance
2.1(21)  Environmental  Matters
2.1(22)  Employees
2.1(23)  Collective  Bargaining  Agreements
2.1(24)  Employee  Plans
2.1(25)  Bonuses, etc.
2.1(26)  Customers and Suppliers
2.1(32)  Warranties
2.1(33)  Exceptions to Ordinary Course of Business

                                                 APPENDIX B - Glossary

For the purposes of this Agreement:

"Accountant" has the meaning given in Section 1.5(e).

"Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a corresponding meaning.

"Agreement" means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "hereof," "herein," "hereto," "hereunder," "hereby" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

"Applicable Employee Benefit Laws" has the meaning given in Section 2.1(24).

"Applicable Law" means, with respect to any Person, property, transaction, event or other matter, any Law relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part) by any Person having jurisdiction over it, or charged with its administration or interpretation.

"Assigned Contracts" means all rights and interests of Seller to and in all pending and/or executory contracts, agreements, leases and arrangements Related to the Business to or by which Seller or any of the Purchased Assets or Business is bound or affected including the Material Contracts and the Leases (but not including the Excluded Contracts).

"Assumed Liabilities" means only the following Liabilities of Seller, subject to the exclusions described in clauses (1) through (6) of this definition:

        (i) Payables. Seller's accounts payable incurred in the ordinary course of the Business, as they exist at the Effective Time;

        (ii) Contract Liabilities. Liabilities (other than liabilities under any Employee Plans) arising in respect of the period commencing at the Effective Time under the Assigned Contracts;

        (iii) Liabilities Related to Customer-Owned Inventory. Any liabilities at the Effective Time with respect to Customer-Owned Inventory on the Business premises; and

        (iv) Product Warranties. Seller's warranty fulfillment obligations with respect to products sold by Seller before the Effective Time in the ordinary course of the Business, but only to the extent that such obligations do not exceed the cost to Buyer of (at Buyer's option) repair, replacement or refund of an amount not exceeding the purchase price of the warranted Products, and excluding incidental or consequential damages and product liability claims.

Without limiting the foregoing, it is expressly agreed that none of the following shall be an Assumed Liability:

        (1) Any product liability claim, whether known or unknown to Seller, or any other liability or obligation in respect of or arising out of products manufactured or sold by Seller or services performed by Seller, except the limited warranty fulfillment obligations expressly set out above; or

        (2) Any liability for contributions (including without limitation any unfunded benefit liabilities) to, or for payment of benefits under, any Employee Plan; or any liability under Title IV of ERISA; or

        (3) Any liability arising out of any litigation, claim, dispute or employee grievance pending at the Effective Time; or

        (4)    Any  payable  or  other  liability,   including  termination  and
               shutdown costs, related to Seller's former facility in Newport, Delaware or Uniroyal's facility in Stirling, New Jersey; or

        (5) Any residual or contingent liability to the respective sellers incurred by reason of Seller's purchases of Townsend Plastics, ViPlex Corporation, Happel Marine, Inc. or the "Willow Bank S-A-R business;" or

        (6) Any claim or liability that is required to be disclosed to Buyer under this Agreement but is not so disclosed.

"Best Knowledge of Seller," when used to qualify a statement of fact, means that, with respect to the statement so qualified, Seller shall be deemed, for purposes of this Agreement, to have fully satisfied and complied with its obligations to Buyer in respect of the truth of such statement if

        (i)    Any of Seller's corporate officers,

        (ii) Any manager of any plant, any divisional director of manufacturing, or any department head at South Bend,

        (iii) Any person in charge of a principal business function, with respect to that function,

        (iv) Any person with purchasing responsibilities, with respect to matters involving suppliers,

        (v) Any sales manager, with respect to matters involving products or customers within such person's authority or territory, or

        (vi) Any person at the level of controller or above, with respect to financial matters,

has personal knowledge of the truth of such statement or, to the extent that such person does not possess sufficient personal knowledge thereof, such person has obtained and/or confirmed the truth of such statement through inquiries of other officers or Employees of Seller who, having regard to their positions, job descriptions and responsibilities, should reasonably be expected to have and disclose knowledge and information relevant to the matter in question upon inquiry.

"Books and Records" means all books, records, files and papers Related to the Business or the Purchased Assets including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and all copies and recordings of the foregoing.

"Business" means the business carried on by Seller's "Polycast Acrylics" and "Royalite Thermoplastics" divisions.

"Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the cities of Clayton, Missouri, Sarasota, Florida or New York, New York.

"Buyer" has the meaning given in the Preamble.

"Buyer's Counsel" means Jeffrey D. Fisher, Esq., the Vice President and General Counsel of Buyer.

"Claim" has the meaning given in Section 6.1.

"Closing" means the completion of the purchase and sale of the Purchased Assets in accordance with the provisions of this Agreement.

"Closing Date" has the meaning given in Section 5.1.

"Closing Report" has the meaning given in Section 1.5(a).

"Condition of the Business" means the condition (financial or otherwise) of the Business taken as a whole, having regard to its earnings, assets, liabilities, properties, operations and prospects.

"Confidential Information" of a Party at any time means all information relating to such Party's business, including without limitation data, plans, reports, drawings, forecasts, trade secrets, business and financial information, which:

        (i) At the time is of a confidential nature (whether or not specifically identified as confidential) and is known or should be known by the other Party or its Representatives as being confidential, and

        (ii) Has been or is from time to time made known to or is otherwise learned by the other Party or any of its Representatives as a result of the matters provided for in this Agreement,

including the terms of this Agreement. However, Confidential Information shall not include any information that is:

        (i) Already known to the receiving Party at the time of receipt thereof; or

        (ii) Publicly available at the time of its receipt by the receiving Party or subsequently becomes publicly available other than through a breach of the receiving Party's confidentiality obligations to another Party; or

        (iii) Received by the receiving Party from a third party who is not under a restriction or duty of confidentiality as to such information.

"Consents and Approvals" means all consents and approvals required to be obtained by Seller in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, including without limitation any contractually required consents to Seller's assignment of any Purchased Assets to Buyer.

"Customer-Owned Inventory" means customer-owned inventory in or in transit to or from Seller's plants.

"Data Processing System" has the meaning given in Section 2.1(14).

"Direct Claim" has the meaning given in Section 6.4.

"Effective Date" means the day after the Closing Date, or such earlier or later date as may be agreed upon in writing by the Parties.

"Effective Time" means 12:01 a.m. Eastern Standard Time on the Effective Date or such other time as may be agreed upon in writing by the Parties.

"Employee" means an individual who is employed by Seller in the Business, or who is employed by Holdings or Uniroyal and who is primarily assigned to or whose employment duties are primarily rendered to the Business, and "Employees" means every Employee.

"Employee Advances" means Seller's advances to and receivables from the Transferred Employees, and excludes any obligations of Transferred Employees to Employee Plans.

"Employee Plans" has the meaning given in Section 2.1(24).

"Environmental Laws" means Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

"Environmental Permits" means all permits, certificates, approvals, consents, registrations and licenses issued or required by any Environmental Laws or any court or governmental authority and relating to or required for the ownership and/or operation of the Business and/or the Purchased Assets.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Estimated Purchase Price" has the meaning given in Section 1.3.

"Excluded Assets" means only the following property and assets of Seller:

        (i) Unrelated Assets. All assets, properties, interests and rights not Related to the Business.

        (ii) Excluded Receivables. Any Receivables over 90 days old at the Closing Date which Buyer elects (not later than the Closing) not to purchase, and any Receivables from Employees other than Transferred Employees, or from officers, directors or Affiliates of Seller, Holdings or Uniroyal.

        (iii) Notes from Affiliates. Long-term notes receivable from Seller's Affiliates or other related parties.

        (iv) Deferred Taxes. Deferred taxes or deferred costs and similar balance sheet accounting adjustments.

        (v) Corporate Records. Any minute books, share certificates and other records having to do with the corporate organization of Seller.

        (vi)   Excluded Contracts.  All Excluded Contracts.
               ------------------

        (vii) Bank Accounts and Cash. Seller's accounts with financial institutions, and all cash on hand or in banks or other depositories.

        (viii) Employee Plans. All rights and interests in and to all Employee Plans of Seller and any related assets.

        (ix) Certain Insurance Refunds and Proceeds. Any insurance and/or worker's compensation premium refunds and proceeds from claims arising out of occurrences prior to the Effective Time, and any prepaid insurance premiums on policies which are not assigned to Buyer.

        (x) Employee Life Insurance Policies. Any insurance policies owned by Seller on the life of any Employee or former Employee.

        (xi) Customer-Owned Molds. Any ownership interest in customer-owned molds and tooling, provided that Buyer shall succeed to whatever possessory, contractual or other rights Seller may have in such items.

        (xii) Stirling Facility. The Real Property, including Improvements, at Uniroyal's Stirling, New Jersey facility.

        (xiii) Newport Facility. Any Real Property or Premises Leases related to Seller's now-closed Newport, Delaware facility.

        (xiv)  Townsend/Glasflex Business.  Any portion of the Townsend/Glasflex

               Business which is not acquired by Buyer.

        (xv) Rights in Transaction. The rights of Seller relating to this Agreement or any agreements or documents made pursuant to this Agreement.

"Excluded Contracts" means

        (i)    All  agreements  to  incur,  assume  or  repay  debt,   including
               promissory notes, except any which Buyer may expressly agree to assume;

        (ii) All Financing Leases, except any which Buyer may expressly agree to assume;

        (iii) All employment, consulting or sales representative contracts, except for any such contract which Buyer and the employee, consultant or sales representative mutually agree shall be assumed, or which is assignable to Buyer without the consent of the other party and which Buyer may expressly agree to assume;

        (iv) All contracts not Related to the Business or related solely to Excluded Assets;

        (v) All contracts not entered into in the ordinary course of the Business, except for any such contract which Buyer may expressly agree to assume; and

        (vi) Any other contracts and agreements listed in Schedule 2.1(9) as Excluded Contracts.

"Financial Statements" has the meaning given in Section 2.1(30).

"Financing Lease" means any lease, conditional sales contract or other agreement of similar nature whose primary purpose is to provide a financing vehicle for Seller's acquisition of Personal Property and under which Seller has the right to acquire ownership of the subject Personal Property at the end of the term thereof for a price less than its then fair market value.

"FTC" means the United States Federal Trade Commission.

"GAAP" means generally accepted United States accounting principles.

"Hackensack Property" has the meaning given in Section 7.10.

"Hazardous Substance" means any solid, liquid, gas, odor, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual.

"Holdings" has the meaning given in the Preamble.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act,
15 U.S.C.ss.18a, as amended.

"Improvements" means all buildings, fixtures, sidings, parking lots, roadways, structures, fixtures and appurtenances situated on, in, under, over or forming part of the Leased Premises or the Real Property, as the case may be.

"Including" means "including without limitation," and "includes" means "includes without limitation."

"Indemnified Party" means a Person whom Seller or Buyer, as the case may be, has agreed to indemnify under Article 6 or Section 7.10, as the case may be.

"Indemnifying Party" means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 6 or Section 7.10, as the case may be.

"Intellectual Property" means all rights to and interests in:

        (i) All business and trade names, corporate names, brand names and slogans Related to the Business;

        (ii) All inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business;

        (iii) All copyrights and trademarks (whether used with wares or services and including the goodwill attaching to such trademarks), registrations and applications for trademarks and copyrights (and all future income from such trademarks and copyrights) Related to the Business;

        (iv) All rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blueprints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business;

        (v) All of the intellectual property affected by the registrations, applications for registration, permissions and licenses listed in
               Schedule 2.1(13);
               ----------------

        (vi) All other intellectual and industrial property rights throughout the world Related to the Business;

        (vii)  All licenses of the intellectual property listed in items (i) to
                (vi) above;

        (viii) All future income and proceeds from any of the intellectual property listed in items (i) to (vi) above and the licenses listed in item (vii) above; and

        (ix) All rights to sue and rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (i) to (vii) above;

provided that Buyer shall not acquire any interest in the name "Uniroyal."

"Interim Period" means the period from the date of this Agreement to the Closing.

"Inventories" means all inventories of stock-in-trade and merchandise including materials, supplies (including office supplies), work in progress, finished goods, regrind materials, and purchased finished goods Related to the Business, including those in possession of suppliers, customers and other third parties, and including any and all rights of Seller in and with respect to Customer-Owned Inventory.

"Law" means any law, rule, statute, regulation, order, decree, administrative or judicial decision, treaty or other requirement having the force of law.

"Leased Premises" means the property subject to the Premises Leases, and the Improvements thereon as the context permits.

"Leases" means the Personal Property Leases and the Premises Leases.

"Liabilities" means all costs, expenses (including reasonable attorneys' fees), charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment or undertaking, Applicable Law and Taxes.

"Licenses and Permits" means all governmental licenses, permits, filings, authorizations, approvals or indicia of authority Related to the Business or necessary for the conduct of the Business, and includes the Environmental Permits.

"Lien" means any lien, mortgage, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

"Material Adverse Change" means a change in the Condition of the Business which has had or would reasonably be expected to have a material adverse effect on the operations or value of the Business or the value of the Purchased Assets.

"Material Contract" means an agreement (whether oral or written) Related to the Business to which Seller is a party or by which Seller or the Business or any of the Purchased Assets is bound or affected, except any agreement which (i) is terminable by its terms on not more than 90 days notice without penalty or liability for any post-termination payments and (ii) by its terms involves the payment to or by Seller of less than $10,000 over the term of the agreement; and which in either case is not otherwise material to the Condition of the Business.

"Net Working Capital" as of a specified date or time means Seller's current assets as of such date or time less Seller's current liabilities as of such date or time, all as properly carried and valued on Seller's balance sheet in accordance with GAAP consistently applied on a basis consistent with Seller's past practices as reflected in Seller's September 26, 1999 audited financial statements or as otherwise described in Section 1.5, but after excluding (i) from current assets, any current asset which is an Excluded Asset, and (ii) from current liabilities, any liability which is not an Assumed Liability.

"Notice of Claim" has the meaning given in Section 6.4.

"Parties" means Buyer, Seller, Holdings and Uniroyal, and "Party" means any of the Parties; and any reference to a Party includes its successors and permitted assigns.

"Permitted Liens" means:

        (i)    Liens for Taxes if such Taxes are not due and payable;

        (ii) Mechanics', materialmen's, warehousemen's, carriers', workers' or other similar liens (inchoate or otherwise) which (i) individually or in the aggregate are not material, (ii) have arisen or were incurred in the ordinary course of business, (iii) have not been filed or recorded in accordance with Applicable Law, and (iv) of which notice of intent to so file or record has not been given to Seller by the lien holder;

        (iii) Minor title defects or irregularities consisting of minor survey exceptions and other minor unrecorded restrictions as to the use of the Leased Premises, which title defects, irregularities or restrictions do not, in the aggregate, materially impair the operation of the Business or the continued use of the Leased Premises to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such Leased Premises are currently being used;

        (iv) Easements, covenants, rights of way and other restrictions of record, provided that they do not, in the aggregate, materially impair the operation of the Business or the continued use of the Leased Premises to which they relate after the Closing on substantially the same basis as the Business is currently being operated and such Leased Premises are currently being used;

        (v)    Liens which will be discharged at or before the Closing; and

        (vi)   Liens which arise under an Assigned Contract.

"Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country, state or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

"Personal Property" means all machinery, equipment, furniture, motor vehicles and other chattels Related to the Business (including those in possession of or owned by third parties) including the personal property listed in Schedule 2.1(7).

"Personal Property Leases" means Financing Leases, rental agreements, and other agreements granting Seller the right to use or possess personal property Related to the Business.

"Pleasant Hill Site" has the meaning given in Section 7.10.

"Polycast Consolidation" means the project which Seller has referred to as the "$9 million Polycast consolidation/modernization project."

"Premises Leases" means all leases, agreements to lease, subleases, license agreements and occupancy or other agreements granting Seller the right to use or occupy real property Related to the Business.

"Prepaid Amounts" means all prepayments, prepaid charges, deposits, and other sums and fees Related to the Business or in respect of the Purchased Assets, but only to the extent reasonably anticipated to be recoverable by or reimbursable to Buyer in the course of its conduct of the Business after the Effective Time.

"Prime Rate" means the rate of interest quoted by Bank of America (Chicago) from time to time as its "prime rate," it being understood that such rate is not necessarily the lowest rate charged by such bank.

"Purchase Price" has the meaning given in Section 1.2.

"Purchased Assets" means all the properties, assets, interests and rights of Seller which are Related to the Business (other than the Excluded Assets) including the following:

        (i) The Receivables, except that Buyer may elect not later than Closing not to purchase any Receivables which are more than 90 days old as of the Closing Date, in which case such non-purchased Receivables shall be Excluded Assets;

        (ii)   The Inventories;

        (iii)  The Prepaid Amounts;

        (iv)   The Employee Advances;

        (v)    The Personal Property;

        (vi)   The Real Property;

        (vii) All rights and interests of Seller to and in the Leased Premises and under the Premises Leases, including prepaid rents, security deposits and options to renew or purchase, rights of first refusal under the Premises Leases and all leasehold improvements owned by Seller and forming part of the Leased Premises;

        (viii) All rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Purchased Assets or the Assumed Liabilities or otherwise Related to the Business;

        (ix)   The Intellectual Property;

        (x)    The Assigned Contracts;

        (xi)   The Licenses and Permits, to the extent transferable to Buyer;

        (xii)  The Books and Records;

        (xiii) All good will Related to the Business including the present telephone numbers, Internet and e-mail addresses and other communications numbers and addresses of the Business; and

        (xiv) All proceeds of any or all of the foregoing received or receivable after the Effective Time.

"Real Property" means any real property, and any interests in real property, owned by Seller Related to the Business, and any Improvements thereon.

"Receivables" means all trade accounts receivable, bills and notes receivable, insurance claims and other receivables Related to the Business together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

"Related to the Business" means, directly or indirectly, used in, arising from, or relating in any manner to the Business.

"Related Documents" has the meaning given in Section 2.1(1).

"Release" includes an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Substance which is or may be in breach of any Environmental Laws.

"Representatives" with respect to a Party means the directors, officers, employees, agents and other representatives and advisers of such Party and its Affiliates.

"Right" has the meaning given in Section 5.5.

"Rome Property" has the meaning given in Section 7.10.

"Seller" has the meaning given in the Preamble.

"Seller's Counsel" means Oliver J. Janney, Esq., the Vice President, General Counsel and Secretary of Seller, Holdings and Uniroyal.

"Stamford Property" has the meaning given in Section 7.10.

"Subsidiaries" means all business entities a majority of whose equity or voting power is owned directly or indirectly by Seller, or which are otherwise controlled directly or indirectly by Seller.

"Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax, unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, municipal and foreign governmental authorities), and whether disputed or not.

"Third Party Claim" has the meaning given in Section 6.4.

"Townsend/Glasflex Business" means Seller's clear cell-cast acrylic tube business, which is the subject of a current investigation by the Federal Trade Commission. "Transferred Employees" means Employees who have accepted an offer of employment from Buyer as of the Closing.

"Uniroyal" has the meaning given in the Preamble.

"Warsaw Property" has the meaning given in Section 7.10.

 .

                                  AMENDMENT TO

                            ASSET PURCHASE AGREEMENT

        THIS AMENDMENT TO ASSET PURCHASE AGREEMENT ("Amendment") amends the Asset Purchase Agreement (the "Purchase Agreement") dated December 24, 1999 between Spartech Corporation ("Buyer") and High Performance Plastics, Inc. ("Seller"), Uniroyal HPP Holdings, Inc. and Uniroyal Technology Corporation. Capitalized terms used but not defined herein have the meanings given to them in the Purchase Agreement.

        WHEREAS, Seller and Buyer mutually desire to amend the Purchase Agreement as set forth below;

        THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Estimated Purchase Price. The Estimated Purchase Price is $215,946,477, calculated as set out in Exhibit A attached hereto.

2.   Closing and Effective Dates.

     (a)  The Closing Date shall be Monday, February 28, 2000.

     (b) The Effective Date shall be Monday, February 28, 2000, and the Effective Time shall be 12:01 a.m. Eastern Standard Time on the Effective Date.

     (c) The physical inventory described in Section 1.5(a)(i) of the Purchase Agreement will take place at Seller's various locations beginning on the dates set out on Exhibit B attached hereto, and shall be adjusted as necessary to reflect actual Inventories as of the Effective Time.

3. Payroll Matters. For payment and tax withholding and reporting purposes, Seller's last payroll for a Transferred Employee will be for the last shift ending before the Effective Time, and Buyer's first payroll for the Transferred Employees will be for the first shift ending at or after the Effective Time. However, for purposes of the Closing Report Seller's payroll expense for shifts straddling the Effective Time will be pro rated based on the portion of the shift prior to the Effective Time and accrued as a Seller account payable.

4. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

     (a)  Prorations. Except with respect to conveyance taxes as provided for in
          Section 8.2 of the Purchase Agreement, all personal property taxes, ad valorem obligations and similar Taxes imposed on a periodic basis, in each case levied with respect to the Purchased Assets, for a period which includes the Closing Date shall be apportioned between Seller and Buyer based on the number of days of such taxable period before the Effective Date and the number of days of such taxable period beginning on the Effective Date, with Seller liable for the proportionate amount of such taxes that is attributable to the period before the Effective Date. Seller and Buyer shall each present any reimbursement to which it is entitled under this Section 4(a) as promptly as practicable, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be included on the Closing Report if practicable, otherwise it shall be paid by the party owing it to the other within 30 days after delivery of such statement. Seller shall notify Buyer upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the period beginning on the Effective Date, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill includes any period prior to the Effective Date, Seller shall also remit to Buyer prior to the due date payment for the proportionate amount of such bill that is attributable to such period.

     (b) Sales Taxes. All sales, use and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax returns and other documentation.

     (c) Allocation of Purchase Price. Buyer shall prepare, or cause to be prepared, an appraisal of the owned Real Property and the principal items of Personal Property, which appraisal shall be reasonably acceptable to Seller. Each of Buyer and Seller shall allocate the Purchase Price among the Purchased Assets pursuant to Section 1060 of the Code in accordance with the fair market values of the assets as set forth in such appraisal. The Parties will make every effort to agree on a valuation and allocation of the Purchased Assets for tax purposes within 120 days after the Closing Date. Each of Buyer and Seller shall file IRS Form 8594 in a timely manner.

     (d) Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees (i) to retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, to allow the requesting Party to take possession of such books and records.

5.   Stirling Facility.  As of the date hereof, the FTC approval described in
     Section 7.9 of the Purchase Agreement has not been granted; Seller may also find it necessary or advisable to sell its colored cell-cast acrylic rod and tube business to a purchaser other than American Technical Plastics, which may further delay its disposition of the business.
     Therefore:

     (a) The Real Property, including Improvements, at Uniroyal's Stirling, New Jersey facility (the "Stirling Facility") and the other assets related to the colored cell-cast acrylic rod and tube business currently carried on at the Stirling Facility shall be Excluded Assets.

     (b) The Purchase Price reduction described in Section 7.9(d) of the Purchase Agreement shall not apply to the exclusion of the colored cell-cast acrylic rod and tube business currently carried on at the Stirling Facility described in the preceding paragraph.

     (c) Seller's operation of the Stirling Facility after the Closing solely for the manufacture of colored cell-cast acrylic rods and tubes shall not by itself be deemed a violation of Section 7.4.

6. Certain Equipment at Stirling Facility. Seller acknowledges that there is certain equipment at the Stirling Facility currently being used for the manufacture of clear acrylic rods. With respect to such equipment, and any other equipment at the Stirling Facility other than for the production of acrylic tube or clear acrylic rods:

     (a) Buyer shall inspect the above equipment at the Stirling Facility promptly after the Closing to determine its proposed use in connection with the acquired businesses.

     (b)  Seller will pack and ship such  equipment  to the Townsend or Polycast
          location   designated  by  Buyer  as  promptly  as  practicable  after receiving instructions from Buyer, at Seller's expense.

     (c) Buyer and Seller will use reasonable best efforts to agree on a Supply Agreement as promptly as practicable after Closing, whereby Seller will temporarily continue using the above equipment to manufacture clear acrylic rods for Buyer at a cost not exceeding Seller's direct manufacturing costs until its removal pursuant to the preceding paragraph (but not more than six months after Closing).

IN WITNESS WHEREOF, the Parties have executed this Amendment effective February 28, 2000.

SPARTECH CORPORATION                     HIGH PERFORMANCE PLASTICS, INC.


By:      /s/ Jeffrey D. Fisher        By:    /s/  Oliver J. Janney
    --------------------------         ---------------------------------
         Jeffrey D. Fisher                   Oliver J. Janney
         Vice President                      Vice President

                                         UNIROYAL HPP HOLDINGS, INC.


                                     By:    /s/  Oliver J. Janney
                                      -------------------------------
                                             Oliver J. Janney
                                             Vice President

                                         UNIROYAL TECHNOLOGY CORPORATION


                                    By:     /s/  Oliver J. Janney
                                     --------------------------
                                             Oliver J. Janney
                                             Vice President

                                   APPENDIX A
                         PRO FORMA FINANCIAL STATEMENTS


The following unaudited pro forma financial information of Uniroyal Technology Corporation ("the Company") consists of the unaudited pro forma condensed balance sheet as of January 2, 2000 and the unaudited pro forma condensed statements of operations for the fiscal year ended September 26, 1999 and the three month period ended January 2, 2000 (collectively, the "Pro Forma Statements"). The Pro Forma Statements give effect to the consummation of the sale to Spartech Corporation ("Spartech") of certain assets and the assumption and satisfaction of certain liabilities of the Company's wholly-owned subsidiary High Performance Plastics, Inc. for cash proceeds of approximately $216,000,000 as if it had occurred, in the balance sheet on January 2, 2000, and in the case of the statements of operations, at the beginning of the fiscal year ended September 26, 1999 and at the beginning of the three month period ended January 2, 2000.

The pro forma adjustments are based on currently available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances. The Pro Forma Statements do not purport to represent what the Company's financial position or results of operations would have been if the sale had in fact occurred at January 2, 2000 and in the case of the condensed statements of operations at September 28, 1998 and September 27, 1999, respectively, or to project the Company's financial position or results of operations at any future date or for any future periods.


                                                UNIROYAL TECHNOLOGY CORPORATION
                                               PRO FORMA CONDENSED BALANCE SHEET
                                                          (UNAUDITED)
                                                        (IN THOUSANDS)


                                                            ASSETS

                                                                                 January 2, 2000
                                                     -----------------------------------------------------------------------
                                                                          DISPOSITION OF
                                                                         HIGH PERFORMANCE      PRO FORMA
                                                      HISTORICAL (9)      PLASTICS, INC.      ADJUSTMENTS         PRO FORMA
                                                     ---------------    -----------------     -----------         ----------
Current assets:
   Cash and cash equivalents                         $      128             $        -       $  106,500  (1)     $  106,628

   Trade accounts receivable - net                        3,740                      -                -               3,740

   Inventories                                            9,782                      -                -               9,782

   Deferred income taxes                                  2,306                      -                -               2,306

   Prepaid expenses and other current assets              4,184                      -                -               4,184
                                                     ----------             ----------       ----------          ----------

   Total current assets                                  20,140                      -          106,500             126,640

Property, plant and equipment - net                      46,195                      -           (1,500) (2)         44,695

Property, plant and equipment held for sale               4,217                      -                -               4,217

Note receivable                                           5,000                      -                -               5,000

Goodwill - net                                            1,296                      -                -               1,296

Deferred income taxes - net                              16,680                      -           (2,474) (3)         14,206

Other assets - net                                       10,191                      -                -              10,191
                                                     ----------             ----------       ----------          ----------

TOTAL ASSETS                                         $  103,719             $        -       $  102,526          $  206,245
                                                     ==========             ==========       ==========          ==========



                                               UNIROYAL TECHNOLOGY CORPORATION
                                              PRO FORMA CONDENSED BALANCE SHEET
                                                         (UNAUDITED)
                                                       (IN THOUSANDS)


                                             LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                 January 2, 2000
                                                     ---------------------------------------------------------------------
                                                                         DISPOSITION OF
                                                                        HIGH PERFORMANCE       PRO FORMA
                                                      HISTORICAL (9)     PLASTICS, INC.       ADJUSTMENTS        PRO FORMA
                                                     ---------------    ----------------      -----------       ----------
Current liabilities:
   Current portion of long-term debt                $    5,086          $        -           $      157  (5)   $    5,243
   Trade accounts payable                               10,727                   -                    -            10,727
   Net liabilities of discontinued operations            6,289              (5,974) (4)            (315) (5)            -
   Accrued expenses:
     Compensation and benefits                           6,090                   -                    -             6,090
     Interest                                              182                   -                    -               182
     Taxes, other than income                              408                   -                    -               408
     Income taxes                                            -                   -               26,800  (6)       26,800
     Other                                               1,039                   -                    -             1,039
                                                    ----------          ----------           ----------        ----------
   Total current liabilities                            29,821              (5,974)              26,642            50,489

Long-term debt                                          24,016                   -                  158  (5)       24,174
Other liabilities                                       15,329                   -                6,300  (7)       21,629
                                                    ----------          ----------           ----------        ----------
Total liabilities                                       69,166              (5,974)              33,100            96,292
                                                    ----------          ----------           ----------        ----------

Minority interest                                        2,411                   -                    -             2,411

Stockholders' equity:
  Common stock                                             150                   -                    -               150
  Additional paid-in capital                            58,597                   -                    -            58,597
  (Deficit) retained earnings                           (3,692)                  -               75,400  (8)       71,708
                                                    ----------          ----------           ----------        ----------
                                                        55,055                   -               75,400           130,455

  Less treasury stock at cost                          (22,913)                  -                    -           (22,913)
                                                    ----------          ----------           ----------        ----------
  Total stockholders' equity                            32,142                   -               75,400           107,542
                                                    ----------          ----------           ----------        ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $  103,719          $   (5,974)          $  108,500        $  206,245
                                                    ==========          ==========           ==========        ==========


(1) Represents the increase in cash as a result of the sale as follows (in thousands):

         Proceeds from sale                            $   216,000
         Repayment of outstanding debt                     (94,900)
         Fees and expenses of the sale                      (7,700) (a)
         Operating/capital lease buyouts                    (4,400)
         Projected working capital adjustments              (1,000)
         Environmental cleanup costs                        (1,500)
                                                       -----------

         Net cash proceeds                             $   106,500
                                                       ===========

         (a) Represents $1,960 paid to Jesup & Lamont Securities, a related party; $2,490 of severance; $250 of professional fees and $3,000 of bonuses awarded to certain officers and directors of the Company.

(2) Represents the writedown of the High Performance Plastics, Inc. share of the corporate computer system implementation costs.

(3) Represents the decrease in the Company's deferred tax asset for the tax liability incurred on the taxable portion of the gain from the sale to Spartech calculated at the Company's statutory rate.

(4) Represents the elimination of the net liabilities acquired by Spartech in accordance with the asset purchase agreement.

(5) Represents High Performance Plastics, Inc. debt retained by the Company.

(6) Represents estimated income taxes payable as a result of the sale to Spartech.

(7) Represents the liability recognized for postretirement medical benefits in accordance with Statement of Financial Accounting Standards No. 106, "Employees Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). Amount was included in the Company's unrecorded transition obligation and was being amortized into operations over 16 years.

(8) Represents the decrease in the deficit for the after tax gain on the sale which includes an additional tax benefit of approximately $12,400,000 for the reversal of a deferred tax valuation allowance relating to capital loss carryforwards.

(9) Previously reported historical results as of January 2, 2000 included reclassifications for discontinued operations.



                                                      UNIROYAL TECHNOLOGY CORPORATION
                                               PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                                               (UNAUDITED)
                                                             (IN THOUSANDS)


                                                                      FISCAL YEAR ENDED SEPTEMBER 26, 1999
                                                   -------------------------------------------------------------------------

                                                                         DISPOSITION OF
                                                                        HIGH PERFORMANCE    PRO FORMA
                                                   HISTORICAL (5)        PLASTICS, INC.    ADJUSTMENTS (7)        PRO FORMA
                                                   --------------      -----------------   ---------------       -----------
Net sales                                           $   201,433          $  (130,222)      $         -           $   71,211
Costs, expenses and (other income):
  Costs of goods sold                                   147,047              (93,370)                -               53,677
  Selling and administrative                             33,814              (10,910)           (1,914) (1)          20,990
  Depreciation and amortization                           9,157               (5,652)             (223) (2)           3,282
  Gain on sale of division                                 (667)                   -                 -                 (667)
  Gain on sale of preferred stock                          (898)                   -                 -                 (898)
  Loss on assets to be disposed of                          144                 (144)                -                    -
                                                    -----------          -----------       -----------           ----------

Income (loss) before interest, income taxes and
minority interest                                        12,836              (20,146)            2,137               (5,173)

Interest (expense) income - net                          (9,352)               8,574             4,892  (3)           4,114
                                                    -----------        -------------       -----------           ----------

Income (loss) before income taxes and minority
interest                                                  3,484              (11,572)            7,029               (1,059)

Income tax (expense) benefit                               (155)               4,526            (2,812) (4)           1,559
                                                    -----------        -------------       -----------           ----------

Income (loss) before minority interest                    3,329               (7,046)            4,217                  500

Minority interest in losses of consolidated
subsidiary                                                2,191                    -                 -                2,191
                                                    -----------        -------------       -----------           ----------


Income from continuing operations                   $     5,520        $      (7,046)      $     4,217           $    2,691
                                                    ===========        =============       ===========           ==========

Income from continuing operations per share:
     Basic                                          $      0.45                                                  $     0.22
                                                    ===========                                                  ==========
     Assuming dilution                              $      0.42                                                  $     0.20
                                                    ===========                                                  ==========

Average number of shares used in computation:
     Basic                                           12,157,996                                                  12,157,996
     Assuming dilution                               13,286,334                                                  13,286,334




                                                UNIROYAL TECHNOLOGY CORPORATION
                                        PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                                        (UNAUDITED)
                                                      (IN THOUSANDS)


                                                              THREE MONTH PERIOD ENDED JANUARY 2, 2000
                                                        ---------------------------------------------------------
                                                                                 PRO FORMA
                                                        HISTORICAL (6)          ADJUSTMENTS (7)        PRO FORMA
                                                        --------------         ----------------       -----------
Net sales                                               $    15,195             $         -           $    15,195
Costs, expenses and (other income):
  Costs of goods sold                                        11,414                       -                11,414
  Selling and administrative                                  7,380                    (479) (1)            6,901
  Depreciation and amortization                               1,004                     (56) (2)              948
  Gain on sale of preferred stock                            (2,905)                      -                (2,905)
                                                        -----------             -----------           -----------
(Loss) income before interest, income taxes
and minority interest                                        (1,698)                    535                (1,163)

Interest (expense) income - net                                (314)                  1,223  (3)              909
                                                        -----------             -----------           -----------
(Loss) income before income taxes and
minority interest                                            (2,012)                  1,758                  (254)

Income tax benefit (expense)                                  1,671                    (703) (4)              968
                                                        -----------             -----------           -----------

(Loss) income before minority interest                         (341)                  1,055                   714

Minority interest in losses of consolidated
subsidiary                                                    1,414                       -                 1,414
                                                        -----------             -----------           -----------

Income from continuing operations                       $     1,073             $     1,055           $     2,128
                                                        ===========             ===========           ===========

Income from continuing operations per share:
     Basic                                              $      0.09                                   $      0.18
                                                        ===========                                   ===========
     Assuming dilution                                  $      0.08                                   $      0.16
                                                        ===========                                   ===========

Average number of shares used in computation:
     Basic                                               11,929,316                                    11,929,316
     Assuming dilution                                   13,540,108                                    13,540,108

(1) Represents the following (in thousands):

                                                                      For the year        For the three
                                                                         ended            months ended
                                                                      September 26,         January 2,
                                                                         1999                 2000
                                                                     --------------       -------------
Reduction of retiree medical expense                       (a)       $        739           $     185
Corporate expense reductions                               (b)                550                 138
Revenue from Administrative Service Agreement              (c)                625                 156
                                                                     ------------           ---------
Total reduction in selling and administrative expenses               $      1,914           $     479
                                                                     ============           =========

     (a) Represents the reduction in retiree medical costs due to the recognition of High Performance Plastics, Inc. portion of the Company's previously unrecorded transition obligation in accordance with SFAS No. 106.

     (b) Represents overall reductions in corporate expenses relating to personnel and overhead.

     (c) Represents revenue from Spartech under an administrative services agreement. The agreement is for a maximum period of two years.

     (d) Pro forma adjustments do not include bonuses awarded to certain officers and directors of the Company in the amount of $1,800 (net of taxes, approximately $1,200); however, these are nonrecurring charges directly related to the sale of High Performance Plastics, Inc.

(2) Represents reduction in depreciation expense for the writedown of the corporate computer system as a result of the sale of High Performance Plastics, Inc.

(3) Represents interest earned at approximately 6.15% on the average cash balance during the respective period.

(4) Represents the tax effect of pro forma adjustments at the statutory rate.

(5) Previously reported historical results for the fiscal year ended September 26, 1999 did not include reclassification for discontinued operations.

(6) Previously reported historical results for the three months ended January 2, 2000 included reclassification for discontinued operations.

(7) Pro forma adjustments do not include the gain realized by the Company upon the sale of High Performance Plastics, Inc. to Spartech which is estimated to be $63,000 (net of taxes, approximately $42,000).